Filed pursuant to Rule 424(b)(2)
Registration Statement No. 333-156218

PROSPECTUS SUPPLEMENT

(To Prospectus Dated April 22, 2009)

The Export-Import Bank of Korea

(A statutory juridical entity established under The Export-Import Bank of Korea Act of 1969, as amended, in the Republic of Korea)

US$1,000,000,000 4.125% Notes due 2015

Our US$1,000,000,000 aggregate principal amount of notes due 2015 (the “Notes”) will bear interest at a rate of 4.125% per annum. Interest on the Notes is payable semi-annually in arrears on March 9 and September 9 of each year. The first interest payment on the Notes will be made on September 9, 2010 in respect of the period from (and including) March 9, 2010 to (but excluding) September 9, 2010. The Notes will mature on September 9, 2015.

The Notes will be issued in minimum denominations of US$100,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, as depositary.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes are expected to be rated “A+” by Fitch Ratings Ltd., “A” by Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies Inc. and “A2” by Moody’s Investors Service, Inc. A rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating organization. There can be no assurance that these ratings will remain in effect for a given period or that these ratings will not be revised by the rating agencies in the future.

	Per Note	Total
Public offering price	99.465%	US$	994,650,000
Underwriting discounts	0.300%	US$	3,000,000
Proceeds to us, before expenses	99.165%	US$	991,650,000

In addition to the initial public offering price, you will have to pay for accrued interest, if any, from and including March 9, 2010.

We have received approval in-principle for the listing of the Notes on the Singapore Exchange Securities Trading Limited (the “SGX-ST”). The SGX-ST assumes no responsibility for the correctness of any statements made, opinions expressed or reports contained herein. Admission of the Notes to the Official List of the SGX-ST is not to be taken as an indication of the merits of the issuer or the Notes.

The underwriters expect to deliver the Notes to investors through the book-entry facilities of The Depository Trust Company on or about March 9, 2010.

Joint Bookrunners and Lead Managers

Deutsche Bank
HSBC
J.P. Morgan
The Royal Bank of Scotland
UBS Investment Bank

Lead Managers

Hana Daetoo Investment Bank	Woori Investment & Securities

Prospectus Supplement Dated March 2, 2010

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

CERTAIN DEFINED TERMS

All references to “we” or “us” mean The Export-Import Bank of Korea. All references to “Korea” or the “Republic” contained in this prospectus supplement mean The Republic of Korea. All references to the “Government” mean the government of Korea. References to “(Won)” or “Won” are to the lawful currency of Korea and “US$” or “U.S. dollars” are to the lawful currency of the United States. Terms used but not defined in this prospectus supplement shall have the same meanings given to them in the accompanying prospectus.

In this prospectus supplement and the accompanying prospectus, where information has been provided in units of thousands, millions or billions, such amounts have been rounded up or down. Accordingly, actual numbers may differ from those contained herein due to rounding. Any discrepancy between the stated total amount and the actual sum of the itemized amounts listed in a table, is due to rounding.

Our principal financial statements are our non-consolidated financial statements. Unless specified otherwise, our financial and other information is presented on a non-consolidated basis and does not include such information with respect to our subsidiaries.

ADDITIONAL INFORMATION

The information in this prospectus supplement is in addition to the information contained in our accompanying prospectus dated April 22, 2009. The accompanying prospectus contains information regarding ourselves and Korea, as well as a description of some terms of the Notes. You can find further information regarding us, Korea, and the Notes in registration statement no. 333-156218, as amended, relating to our debt securities, with or without warrants, and guarantees, which is on file with the U.S. Securities and Exchange Commission.

WE ARE RESPONSIBLE FOR THE ACCURACY OF THE INFORMATION IN THIS DOCUMENT

We are responsible for the accuracy of the information in this document and confirm that to the best of our knowledge we have included all facts that should be included not to mislead potential investors. The address of our registered office is 16-1, Youido-dong, Youngdeungpo-gu, Seoul 150-996, The Republic of Korea. The SGX-ST takes no responsibility for the contents of this prospectus supplement and the accompanying prospectus, and makes no representation as to liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus. Admission of the Notes to the Official List of the SGX-ST is not to be taken as an indication of the merits of the issuer or the Notes.

NOT AN OFFER IF PROHIBITED BY LAW

The distribution of this prospectus supplement and the accompanying prospectus, and the offer of the Notes, may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer and it is prohibited to use them to make an offer, in any state or country which prohibits the offering.

The Notes may not be offered or sold in Korea, directly or indirectly, or to any resident of Korea, except as permitted by Korean law. For more information, see “Underwriting—Foreign Selling Restrictions.”

INFORMATION PRESENTED ACCURATE AS OF DATE OF DOCUMENT

This prospectus supplement and the accompanying prospectus are the only documents on which you should rely for information about the offering. This prospectus supplement may only be used for the purposes for which it has been published. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document.

SUMMARY OF THE OFFERING

This summary highlights selected information from this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. To understand the terms of our Notes, you should carefully read this prospectus supplement and the accompanying prospectus.

The Notes

We are offering US$1,000,000,000 aggregate principal amount of 4.125% notes due September 9, 2015 (the “Notes”).

The Notes will bear interest at a rate of 4.125% per annum, payable semi-annually in arrears on March 9 and September 9 of each year. The first interest payment on the Notes will be made on September 9, 2010 in respect of the period from (and including) March 9, 2010 to (but excluding) September 9, 2010. Interest on the Notes will accrue from March 9, 2010, and will be computed based on a 360-day year consisting of twelve 30-day months. See “Description of the Notes—Payment of Principal and Interest.”

The Notes will be issued in minimum denominations of US$100,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary.

We do not have any right to redeem the Notes prior to maturity.

Listing

We have received approval in-principle for the listing of the Notes on the SGX-ST. Settlement of the Notes is not conditioned on obtaining the listing. The Notes will be traded on the SGX-ST in a minimum board lot size of US$200,000, for so long as the Notes are listed on the SGX-ST.

Rating

The Notes are expected to be rated “A+” by Fitch Ratings Ltd. (“Fitch”), “A” by Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies Inc. (“S&P”) and “A2” by Moody’s Investors Service, Inc. (“Moody’s”). A rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating organization. There can be no assurance that these ratings will remain in effect for a given period or that these ratings will not be revised by the rating agencies in the future.

Form and settlement

We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear Bank S.A./N.V. (“Euroclear”)

or Clearstream Banking, société anonyme (“Clearstream”) if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream.”

Further Issues

We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as the Notes in all respects so that such further issue shall be consolidated and form a single series with the Notes. We will not issue any such additional debt securities unless such additional securities have no more than a de minimis amount of original issue discount or such issuance would constitute a “qualified reopening” for U.S. federal income tax purposes.

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about March 9, 2010, which we expect will be the fifth business day following the date of this prospectus supplement, referred to as “T+5.” You should note that initial trading of the Notes may be affected by the T+5 settlement. See “Underwriting—Delivery of the Notes.”

USE OF PROCEEDS

We will use the net proceeds from the sale of the Notes for our general operations, including extending foreign currency loans and repayment of our maturing debt and other obligations.

RECENT DEVELOPMENTS

This section provides information that supplements the information about our bank and the Republic included under the headings corresponding to the headings below in the accompanying prospectus dated April 22, 2009. Defined terms used in this section have the meanings given to them in the accompanying prospectus. If the information in this section differs from the information in the accompanying prospectus, you should rely on the information in this section.

THE EXPORT-IMPORT BANK OF KOREA

Overview

As of June 30, 2009, we had (Won)36,917 billion of outstanding loans, including (Won)20,163 billion of outstanding export credits, (Won)10,388 billion of outstanding overseas investment credits and (Won)2,633 billion of outstanding import credits, as compared to (Won)32,390 billion of outstanding loans, including (Won)17,637 billion of outstanding export credits, (Won)9,866 billion of outstanding overseas investment credits and (Won)2,326 billion of outstanding import credits as of December 31, 2008.

Capitalization

As of September 30, 2009, our authorized capital was (Won)8,000 billion and our capitalization was as follows:

	As of September 30, 2009(1)
	(billions of Won)
	(unaudited)
Long-Term Debt(2)(3)(4):
Borrowings in Korean Won	(Won)	—
Borrowings in Foreign Currencies		285
Export-Import Financing Debentures		18,203

Total Long-Term Debt		18,488

Capital and Reserves:
Paid-in Capital(5)		5,009
Legal Reserve(6)		266
Voluntary Reserve(6)		812
Unappropriated Retained Earnings		137
Accumulated Other Comprehensive Income		482

Total Capital and Reserves	(Won)	6,706

Total Capitalization(6)	(Won)	25,194

(1)	Except as described in this prospectus supplement, there has been no material adverse change in our capitalization since September 30, 2009.
(2)	We have translated borrowings in foreign currencies into Won at the rate of (Won)1,188.70 to US$1.00, which was the market average exchange rate, as announced by the Seoul Monetary Brokerage Services Ltd., on September 30, 2009.
(3)	As of September 30, 2009, we had contingent liabilities totaling (Won)76,773 billion, which consisted of (Won)45,425 billion under outstanding guarantees and acceptances and (Won)31,348 billion under contingent guarantees and acceptances issued on behalf of our clients. As of September 30, 2009, we had entered into 95 interest rate related derivative contracts with a notional amount of (Won)10,305 billion and 136 currency related derivative contracts with a notional amount of (Won)10,476 billion in accordance with our policy to hedge interest rate and currency risks.
(4)	All our borrowings, whether domestic or international, are unsecured and unguaranteed.
(5)	Authorized ordinary share capital is (Won)8,000 billion and issued fully-paid ordinary share capital is (Won)5,009 billion. See “Government Support and Supervision” in this prospectus supplement and the accompanying prospectus.
(6)	See “Government Support and Supervision” in the accompanying prospectus for a description of the manner in which annual net income is transferred to the legal reserve and may be transferred to the voluntary reserve.

Business

Government Support and Supervision

The Government contributed to our capital (Won)300 billion in cash in January 2009, (Won)500 billion in the form of shares of common stock of Korea Expressway Corporation in March 2009, (Won)250 billion in cash in May 2009 and (Won)150 billion in cash in January 2010, in order to support our lending to Korean exporters, including small and medium-sized enterprises. As of March 2, 2010, our paid-in capital was (Won)5,159 billion.

Selected Financial Statement Data

Recent Developments

The following tables present financial information for the nine months ended September 30, 2009 and 2008 and as of September 30, 2009 and December 31, 2008 based on our unaudited internal management accounts:

	Nine Months Ended September 30,
	2009		2008(1)
	(billions of won)
	(unaudited)
Income Statement Data
Total Interest Income	(Won)	954	(Won)	986
Total Interest Expenses		840		751
Net Interest Income		114		235
Total Revenues		3,359		2,948
Total Expenses		3,178		2,706
Income before Income Taxes		181		242
Income Tax Benefit (expense)		(44)		(80)
Net Income		137		162

	As of September 30, 2009 (unaudited)		As of December 31, 2008
	(billions of won)
Balance Sheet Data
Total Loans(2)	(Won)	36,967	(Won)	32,390
Total Borrowings(3)		32,929		27,771
Total Assets		41,946		35,982
Total Liabilities		35,239		30,892
Total Shareholders’ Equity(4)		6,706		5,090

(1)	Effective 2008, we record “amounts received (paid) on currency and interest rate swaps” as “interest income (expense)” in our Statements of Income; prior to the change, such amount was accounted for as “gain (loss) on derivatives”. In connection with the change, certain of our financial information for the nine months ended September 30, 2008 have been reclassified.
(2)	Gross amount, which includes bills bought, foreign exchange bought, call loans, inter-bank loans and other loans without adjusting for allowance for loan losses, valuation adjustment of loans in foreign currencies and deferred loan origination fees.
(3)	Includes debentures.
(4)	Includes unappropriated retained earnings.

For the nine months ended September 30, 2009, we had net income of (Won)137 billion compared to net income of (Won)162 billion for the nine months ended September 30, 2008.

The principal factors for the net income for the nine months ended September 30, 2009 included:

•

a decrease in net interest income to (Won)114 billion in the nine months ended September 30, 2009 from (Won)235 billion in the corresponding period of 2008, primarily due to losses on currency and interest rate swaps resulting from fluctuations in exchange and interest rates due to liquidity and credit concerns and volatility in the global credit and financial markets that significantly increased since September 2008; and

•

an increase in provision for loan losses to (Won)203 billion in the nine months ended September 30, 2009 from (Won)113 billion in the corresponding period of 2008, primarily due to increased non-performing loans.

The above factors were partially offset by an increase in net commission income to (Won)189 billion in the nine months ended September 30, 2009 from (Won)127 billion in the corresponding period of 2008, primarily due to increased guarantee fees.

As of September 30, 2009, our total assets increased by 17% to (Won)41,946 billion from (Won)35,982 billion as of December 31, 2008, primarily due to a 12% increase in loans to (Won)36,100 billion as of September 30, 2009 from (Won)32,390 billion as of December 31, 2008.

As of September 30, 2009, our total liabilities increased by 14% to (Won)35,239 billion from (Won)30,892 billion as of December 31, 2008. The increase in liabilities was primarily due to a 17% increase in debentures in foreign currencies to (Won)22,653 billion as of September 30, 2009 from (Won)19,302 billion as of December 31, 2008.

The increase in assets and liabilities was primarily due to an increase in the volume of loans and debt, respectively. The greater depreciation of the Won against foreign currencies during the nine months ended September 30, 2009 compared to the same period of 2008 magnified the effect of the increase in the volume of loans and debt, as a majority of our assets and liabilities consisted of foreign currency loans and debt.

As of September 30, 2009, our total shareholders’ equity increased by 32% to (Won)6,706 billion from (Won)5,090 billion as of December 31, 2008, primarily due to the Government’s (Won)1,050 billion contribution to our capital during the first half of 2009.

In January 2010, Kumho Tires Co., Inc. and Kumho Industrial Co., Ltd. agreed with their creditors, including us, to begin an out-of-court debt restructuring program under the Corporate Restructuring Promotion Act. The creditors plan to present a final debt work-out plan for both companies by the end of February 2010, which may include debt-to-equity swaps or extensions of additional credit. In addition, we and other creditors of Kumho Petrochemical Co., Ltd. and Asiana Airlines decided to freeze the repayment of both companies’ debt until the end of December 31, 2010. These four companies are members of Kumho Asiana Group, which is undergoing financial difficulties resulting from its heavily leveraged purchase of Daewoo Engineering & Construction Co., Ltd. in 2006.

Based on our unaudited internal management accounts, as of December 31, 2009, our exposure to Kumho Tires, Kumho Petrochemical and Asiana Airlines was (Won)61 billion, (Won)53 billion and (Won)424 billion, respectively. We did not have exposure to Kumho Industrial on such date. Based on our unaudited internal management accounts, as of December 31, 2009, we established provisions of (Won)27 billion, (Won)9 billion and (Won)52 billion for our exposure to Kumho Tires, Kumho Petrochemical and Asiana Airlines, respectively.

Results of Operations

The following tables present financial information for the six months ended June 30, 2009 and 2008 and as of June 30, 2009 and December 31, 2008:

	Six Months Ended June 30,
	2009		2008(1)
	(billions of won)
	(unaudited)
Income Statement Data
Total Interest Income	(Won)	758	(Won)	653
Total Interest Expenses		700		481
Net Interest Income		58		172
Total Revenues		2,497		1,526
Total Expenses		2,405		1,285
Income before Income Taxes		92		241
Income Tax Benefit (expense)		(23)		(64)
Net Income		69		177

	As of June 30, 2009 (unaudited)		As of December 31, 2008
	(billions of won)
Balance Sheet Data
Total Loans(2)	(Won)	36,917	(Won)	32,390
Total Borrowings(3)		32,510		27,771
Total Assets		41,364		35,982
Total Liabilities		34,882		30,892
Total Shareholders’ Equity(4)		6,482		5,090

(1)	Effective 2008, we record “amounts received (paid) on currency and interest rate swaps” as “interest income (expense)” in our Statements of Income; prior to the change, such amount was accounted for as “gain (loss) on derivatives”. In connection with the change, certain of our financial information for the six months ended June 30, 2008 have been reclassified. See “Notes to Non-Consolidated Financial Statements of June 30, 2009 and 2008—Note 2.”
(2)	Gross amount, which includes bills bought, foreign exchange bought, call loans, inter-bank loans and other loans without adjusting for allowance for loan losses, valuation adjustment of loans in foreign currencies and deferred loan origination fees.
(3)	Includes debentures.
(4)	Includes unappropriated retained earnings.

For the six months ended June 30, 2009, we had net income of (Won)69 billion compared to net income of (Won)177 billion for the six months ended June 30, 2008.

The principal factors for the decrease in net income for the six months ended June 30, 2009 compared to the six months ended June 30, 2008 included:

•

net loss on valuation of fair value hedged items of (Won)238 billion in the six months ended June 30, 2009 compared to net gain of (Won)106 billion in the corresponding period of 2008, primarily due to the depreciation of the Won against the U.S. dollar;

•

new provision for loan losses of (Won)102 billion in the six months ended June 30, 2009, primarily due to increased non-performing loans, as compared to no new provision for loan losses in the corresponding period of 2008; and

•

a decrease in net interest income to (Won)58 billion in the six months ended June 30, 2009 from (Won)172 billion in the corresponding period of 2008, primarily due to increased funding costs for foreign currency borrowings resulting from liquidity and credit concerns and volatility in the global credit and financial markets that significantly increased since September 2008.

The above factors were partially offset by (a) a decrease in net loss on foreign currency transactions to (Won)90 billion in the six months ended June 30, 2009 from (Won)315 billion in the corresponding period of 2008, primarily due to the depreciation of the Won against the U.S. dollar and (b) an increase in net gain on valuation of derivatives to (Won)400 billion in the six months ended June 30, 2009 from (Won)140 billion in the corresponding period of 2008, primarily due to the depreciation of the U.S. dollar against other foreign currencies.

As of June 30, 2009, our total assets increased by 15% to (Won)41,364 billion from (Won)35,982 billion as of December 31, 2008, primarily due to a 14% increase in loans to (Won)36,917 billion as of June 30, 2009 from (Won)32,390 billion as of December 31, 2008.

As of June 30, 2009, our total liabilities increased by 13% to (Won)34,882 billion from (Won)30,892 billion as of December 31, 2008. The increase in liabilities was primarily due to a 20% increase in debentures in foreign currencies to (Won)23,227 billion as of June 30, 2009 from (Won)19,302 billion as of December 31, 2008.

The increase in assets and liabilities was primarily due to an increase in the volume of loans and debt, respectively. The greater depreciation of the Won against foreign currencies during the six months ended June 30, 2009 compared to the corresponding period of 2008 magnified the effect of the increase in the volume of loans and debt, as a majority of our assets and liabilities consisted of foreign currency loans and debt.

As of June 30, 2009, our total shareholders’ equity increased by 27% to (Won)6,482 billion from (Won)5,090 billion as of December 31, 2008, primarily due to the Government’s (Won)1,050 billion contribution to our capital during the first half of 2009.

Operations

Loan Operations

In the first half of 2009, we provided total loans of (Won)18,003 billion, an increase of 33% from the corresponding period of 2008.

The following table sets out the total amounts of our outstanding loans, categorized by type of credit, as of June 30, 2009:

	June 30, 2009		As % of June 30, 2009 Total
	(billions of Won)
Export Credits(1)
Ships	(Won)	10,081	27%
Industrial Plants		4,992	14
Machinery		834	2
Foreign Exchange Bought		501	1
Trade Bill Rediscount		—	—
Others(2)		3,756	10

Sub-total		20,163	54

Overseas Investment Credits		10,388	28
Import Credits		2,633	7
Others(3)		1,718	5
Call Loans and Inter-bank Loans in Foreign Currency		2,015	6

Total	(Won)	36,917	100%

(1)	Includes bills bought.
(2)	Includes interbank export loans, offshore loans, and miscellaneous other items.
(3)	Includes domestic usance, loans for debt-equity swap, advances for customers, and miscellaneous other items.

Source: Internal accounting records

Export Credits

As of June 30, 2009, export credits in the amount of (Won)20,163 billion represented 54% of our total outstanding loans. Our disbursements of export credits amounted to (Won)13,888 billion in the first half of 2009, an increase of 55% over the corresponding period of 2008, which was mainly due to an increase in demand for loan financing from domestic industrial plant exporters.

Overseas Investment Credits

As of June 30, 2009, overseas investment credits amounted to (Won)10,388 billion, representing 28% of our total outstanding loans. Our disbursements of overseas investment credits in the first half 2009 decreased by 17% to (Won)2,198 billion from the corresponding period of 2008, primarily due to a decease in overseas development projects undertaken by Korean companies.

Import Credits

As of June 30, 2009, import credits in the amount of (Won)2,633 billion represented 7% of our total outstanding loans. Our disbursements of import credits amounted to (Won)1,917 billion in the first half of 2009, a decrease of 2% from the corresponding period of 2008, which was mainly due to the decreased demand in financing for raw materials and high-technology materials.

Guarantee Operations

Guarantee commitments as of June 30, 2009 decreased by 8% to (Won)83,625 billion from (Won)90,885 billion as of December 31, 2008. Guarantees we had confirmed as of June 30, 2009 decreased slightly to (Won)48,479 billion from (Won)48,635 billion as of December 31, 2008.

In the first half of 2009, we issued project related confirmed guarantees in the amount of (Won)11,738 billion, a decrease of 16% from the corresponding period of 2008, which was mainly due to decreased demand for advance payment guarantees arising from the downturn in shipbuilding sector.

For further information regarding our guarantee and letter of credit operations, see “Notes to Non-Consolidated Financial Statements of June 30, 2009—Note 11”.

Description of Assets and Liabilities

Total Credit Exposure

The following table sets out our Credit Exposure as of June 30, 2009, categorized by type of exposure extended:

		June 30, 2009
		(billions of Won, except for percentages)
A	Loans in Won	(Won)	8,822	11%
B	Loans in Foreign Currencies		25,489	30
C	Loans (A+B)		34,310	41
D	Other Loans		592	1
E	Call Loans and Inter-bank Loans in Foreign Currency		2,015	2
F	Loan Credits (C+D+E)		36,917	44
G	Allowances for Possible Loan Losses		(1,038)	(1)
H	Present Value Discount (PVD)		(44)	—
I	Loan Credits including PVD (F-G-H)		35,836	43
J	Guarantees		48,479	57
K	Credit Exposure (I+J)		84,314	100%

Loan Credits by Geographic Area

The following table sets out the total amount of our outstanding Loan Credits (excluding call loans and inter-bank loans in foreign currency) as of June 30, 2009, categorized by geographic area(1)(2):

	June 30, 2009		As % of June 30, 2009 Total
	(billions of Won, except for percentages)
Asia	(Won)	28,040	80%
Europe		5,440	16
Middle East		—	—
Central and South America		649	2
North America		465	1
Africa		308	1
Others		—	—

Total	(Won)	34,903	100%

(1)	For purposes of this table, export credits have been allocated to the geographic areas in which the foreign buyers of Korean exports are located; overseas investment credits have been allocated to the geographic areas in which the overseas investments being financed are located; and import credits have been allocated to the geographic areas in which the sellers of the imported goods are located.
(2)	Excludes call loans, inter-bank loans in foreign currency, and loan value adjustments.

Source: Internal accounting records.

Individual Exposure

As of June 30, 2009, our largest Credit Exposure was to Hyundai Heavy Industries Group companies in the amount of (Won)13,168 billion.

As of June 30, 2009, our second largest and third largest Credit Exposures respectively were to Samsung Group companies in the amount of (Won)11,637 billion and to Daewoo Shipbuilding & Marine Engineering in the amount of (Won)9,852 billion.

The following table sets out our five largest Credit Exposures as of June 30, 2009(1):

Rank	Name of Borrower	Loans		Guarantees		Total
		(billions of Won)
1	Hyundai Heavy Industries	(Won)	515	(Won)	12,653	(Won)	13,168
2	Samsung		392		11,245		11,637
3	Daewoo Shipbuilding & Marine Engineering		453		9,399		9,852
4	Hyundai Motor Co.		1,924		982		2,906
5	Doosan		1,602		1,032		2,634

(1)	Includes loans and guarantees extended to affiliates.

Source: Internal accounting records.

Asset Quality

Asset Classifications

The following table provides information on our asset quality and loan loss reserves as of June 30, 2009:

	As of June 30, 2009
	Loan Amount(1)		Minimum Reserve Ratio	Loan Loss Reserve(2)
	(in billions of Won, except percentages)
Normal	(Won)	117,038	0.85%	(Won)	1,195
Precautionary		1,073	7.0%		97
Sub-standard		135	20.0%		59
Doubtful		103	50.0%		95
Estimated Loss		178	100.0%		160

Total	(Won)	118,528		(Won)	1,606

(1)	These figures include loans (excluding interbank loans and call loans), domestic usance, bills bought, foreign exchange bought, advances for customers, and confirmed and unconfirmed acceptances and guarantees.
(2)	These figures include present value discounts.

Reserves for Credit Losses

The following table sets out our 10 largest non-performing assets as of June 30, 2009.

Borrower	Loans		Guarantees	Total
	(billions of Won)
Jinse Shipbuilding Co., Ltd.	(Won)	24	71	(Won)	95
BTA Bank		31	—		31
Daehan Shipbuilding Co., Ltd.		—	24		24
Yang Bo Co., Ltd.		22	—		22
Taesan LCD Co., Ltd.		20	—		20
Pantech Co., Ltd.		18	—		18
Hongwon Paper Mfg. Co., Ltd.		16	—		16
Daewoo Co., Ltd.		13	—		13
Woo Young Co., Ltd.		12	—		12
Shin Myung Co., Ltd.		11	—		11

Total	(Won)	167	95	(Won)	262

We cannot provide any assurance that our current level of exposure to non-performing assets will continue in the future or that any of our borrowers (including our largest borrowers as described above) is not currently facing, or in the future will not face, material financial difficulties.

As of June 30, 2009, the amount of our non-performing assets was (Won)379 billion, an increase of 107% from (Won)183 billion as of December 31, 2008. As of June 30, 2009, our non-performing asset ratio was 0.45%, compared to 0.23% as of December 31, 2008.

The following table sets forth information regarding our loan loss reserves as of June 30, 2009:

	June 30, 2009
	(billions of Won, except for percentages)
Loan Loss Reserve (A)	(Won)	1,606
NPA (B)(1)		379
Total Equity (C)		6,482
Reserve to NPA (A/B)		424%
Equity at Risk [(B-A)/C]		—

(1)	Non-performing assets, which are defined as (a) assets classified as doubtful and estimated loss, (b) assets for which principal or interest payments are delinquent by more than 3 months or (c) assets exempted from interest payments due to restructuring or rescheduling.

Source: Internal accounting records.

Investments

As of June 30, 2009, our total investment in securities amounted to (Won)3,261 billion, representing 8% of our total assets.

The following table sets out the composition of our investment securities as of June 30, 2009:

Type of Investment Securities	Amount		%
	(billions of Won)
Available-for-Sale Securities	(Won)	3,139	96%
Securities Held-to-Maturity		—	—
Investments in Associates		122	4%

Total	(Won)	3,261	100%

For further information relating to the classification guidelines and methods of valuation for unrealized gains and losses on our securities, see “Notes to Non-Consolidated Financial Statements of June 30, 2009—Note 2”.

Guarantees and Acceptances and Contingent Liabilities

As of June 30, 2009, we had issued a total amount of (Won)48,479 billion in confirmed guarantees and acceptances, of which (Won)47,822 billion, representing 99% of the total amount, was classified as normal and (Won)656 billion, representing 1% of the total amount, was classified as precautionary or estimated loss.

Derivatives

As of June 30, 2009, our outstanding loans made at floating rates of interest totaled approximately (Won)22,667 billion, whereas our outstanding borrowings made at floating rates of interest totaled approximately (Won)21,956 billion, including those raised in Japanese yen, Swiss francs, Singapore dollars, Hong Kong dollars, Mexican pesos, Thai Baht, Malaysian Ringgit, Brazilian Real and Euros and swapped into U.S. dollar floating rate borrowings. As of June 30, 2009, we had entered into 138 currency related derivative contracts with a notional amount of (Won)16,688 billion and valuation for BIS capital ratio purposes of (Won)84 billion and had entered into 87 interest rate related derivative contracts with a notional amount of (Won)11,730 billion and valuation for BIS capital ratio purposes of (Won)20 billion. See “Notes to Non-Consolidated Financial Statements of June 30, 2009—Note 14”.

Sources of Funding

We raised a net total of (Won)20,275 billion (new borrowings plus loan repayments by our clients less repayment of our existing debt) during the first half of 2009, an increase of 36% from (Won)14,957 billion in the corresponding period of 2008. The total loan repayments, including prepayments by our clients, during the first half of 2009 amounted to (Won)13,511 billion, an increase of 46% from (Won)9,255 billion during the corresponding period of 2008.

As of June 30, 2009, we had no outstanding borrowings from the Government. We issued Won-denominated domestic bonds in the aggregate amount of (Won)4,460 billion during the first half of 2009.

During the first half of 2009, we issued eurobonds in the aggregate principal amount of US$2,296 million in various types of currencies under our existing Euro medium term notes program (the “EMTN Program”), a 74% increase from US$1,323 million in the corresponding period of 2008. These bond issues consisted of offerings of US$1,465 million, HKD 135 million, SGD 563 million, and BRL 133 million. In addition, we issued global bonds during the first half 2009 in the aggregate principal amount of US$2,000 million under our U.S. shelf registration statement (the “U.S. Shelf Program”) compared with MXN 2,300 million and Euro 750 million in the corresponding period of 2008. We also issued Malaysian Ringgit 1,000 million of bonds under our Islamic medium term notes program during the first half of 2009. As of June 30, 2009, the outstanding amounts of our notes and debentures were US$10,617 million, JPY 80,499 million, CHF 699 million, Euro 2,187 million, British Pound 6 million, SGD 1,129 million, HKD 3,412 million, Thai Baht 3,493 million, MXN 3,283 million, Malaysian Ringgit 1,213 million and Brazilian Real 1,580 million. In July 2009, we issued global bonds in the aggregate principal amount of US$1,500 million under the U.S. Shelf Program.

We also borrow from foreign financial institutions in the form of loans that are principally made by syndicates of commercial banks at floating or fixed interest rates and in foreign currencies, with original maturities ranging from one to ten years. As of June 30, 2009, the outstanding amounts of such borrowings were US$260 million and HKD 780 million.

As of June 30, 2009, our total paid-in capital amounted to (Won)5,009 billion, and the Government, The Bank of Korea and the Korea Development Bank owned 74%, 23% and 3%, respectively, of our paid-in capital.

As of June 30, 2009, the aggregate outstanding principal amount of our borrowings (including export-import financing debentures), (Won)32,510 billion, was equal to 21% of the authorized amount of (Won)152,340 billion.

Debt

Debt Repayment Schedule

The following table sets out the principal repayment schedule for our debt outstanding as of June 30, 2009:

Debt Principal Repayment Schedule

	Maturing on or before June 30,
Currency(1)	2010		2011		2012		2013		Thereafter
	(billions of won)
Won	(Won)	6,020	(Won)	70	(Won)	—	(Won)	—	(Won)	—
Foreign		10,267		2,802		5,835		3,959		3,404

Total Won Equivalent	(Won)	16,287	(Won)	2,872	(Won)	5,835	(Won)	3,959	(Won)	3,404

(1)	Borrowings in foreign currency have been translated into Won at the market average exchange rates on June 30, 2009, as announced by the Seoul Money Brokerage Services Ltd.

As of June 30, 2009, our foreign currency assets maturing within three months and six months exceeded our foreign currency liabilities coming due within such periods by US$579 million and US$554 million, respectively. Our foreign currency liabilities coming due within one year exceeded our foreign currency assets maturing within the corresponding period by US$83 million. As of June 30, 2009, our total foreign currency liabilities exceeded our total foreign currency assets by US$290 million.

Capital Adequacy

As of June 30, 2009, our capital adequacy ratio was 10.6%, an increase from 8.7% as of December 31, 2008, which was primarily the result of the Government’s capital contribution to our capital during the first half of 2009.

The following table sets forth our capital base and capital adequacy ratios reported as of June 30, 2009:

	June 30, 2009
	(millions of Won, except for percentages)
Tier I	(Won)	6,002,932
Paid-in Capital		5,008,755
Retained Earnings		1,147,260
Deductions from Tier I Capital		153,083
Capital Adjustments		—
Deferred Tax Asset		129,505
Others		23,578
Tier II (General Loan Loss Reserves)		960,890
Deductions from all capital		—
Total Capital		6,963,822
Risk Adjusted Assets		65,934,364
Capital Adequacy Ratios
Tier I		9.1%
Tier I and Tier II		10.6%

Source: Internal accounting records.

Management and Employees

Employees

As of June 30, 2009, we had 699 employees. As of June 30, 2009, 413 employees were members of our labor union. We have never experienced a work stoppage of a serious nature.

Management

In February 2010, the Minister of Strategy and Finance appointed two Non-executive Directors as members of our Board of Directors. Our Board of Directors is chaired by our President and consists of the President, the Deputy President, another Executive Director and two Non-executive Directors.

The members of the Board of Directors are currently as follows:

Name	Age	Director Since	Position
Dong-soo Kim	55	February 13, 2009	Chairman and President
Dong-soo Park	56	December 29, 2009	Deputy President
Jin-kyung Kim	56	August 27, 2008	Executive Director
Seung-hoh Choi	63	February 1, 2010	Non-executive Director
Woo-kyu Park	60	February 1, 2010	Non-executive Director

Financial Statements and the Auditors

THE EXPORT-IMPORT BANK OF KOREA

Non-Consolidated Statements of Financial Position

As of June 30, 2009 and December 31, 2008

(Unaudited)

	Note	2009		2008
		(In millions of Won)
Assets
Due from banks	3,15,18,21	(Won)	635,649	231,679
Securities	4,15,18		3,261,083	2,396,462
Loans, net	5,6,15,18,20		36,099,798	31,885,044
Property and equipment	7		35,293	36,127
Other assets	8,14		1,332,174	1,432,625

Total assets			41,363,997	35,981,937

Liabilities
Borrowings and debentures	9,15,18,20		32,509,772	27,770,920
Other liabilities	10,11,12,14		2,372,190	3,120,663

Total liabilities			34,881,962	30,891,583

Shareholders’ equity
Common stock	13		5,008,755	3,958,755
Accumulated other comprehensive income			326,020	53,220
Retained earnings	13		1,147,260	1,078,379

Total shareholders’ equity			6,482,035	5,090,354

Total liabilities and shareholders’ equity		(Won)	41,363,997	35,981,937

See accompanying notes to non-consolidated financial statement

THE EXPORT-IMPORT BANK OF KOREA

Non-Consolidated Statements of Income

For the six-month periods ended June 30, 2009 and 2008

(Unaudited)

	Note	2009		2008
		(In millions of Won)
Interest income	15,20
Interest on due from banks		(Won)	8,871	4,925
Interest and dividends on securities			9,214	40,962
Interest on loans			740,374	607,228

			758,459	653,115
Interest expense	15,20
Interest on call money			5,161	7,685
Interest on borrowings			97,990	62,736
Interest on debentures			596,855	410,967

			700,006	481,388
Net interest income			58,453	171,727

Provision for loan losses	6		101,647	—

Net interest income after provision for loan losses			(43,194)	171,727

Non-interest income:
Fee and commission income	20		130,278	96,875
Gain on sale of available-for-sale securities	4		7,346	13,495
Gain from equity method accounted investment securities	4		7,315	2,853
Reversal of loan loss provision			—	28,114
Gain on foreign currency transactions			711,401	91,128
Gain on derivatives trading			183,504	112,251
Gain on valuation of derivatives	14		590,672	378,301
Gain on valuation of fair value hedged items			99,668	138,744
Other			8,804	10,816

			1,738,988	872,577
Non-interest expense:
Fee and commission expense			2,916	1,514
General and administrative expense	16		57,668	53,568
Loss on sale of available-for-sale securities	4		—	2,293
Impairment loss on available-for-sale securities	4		—	2
Loss on foreign currency transactions			800,955	406,268
Loss on derivatives trading			152,969	64,454
Loss on valuation of derivatives	14		191,031	238,041
Loss on valuation of fair value hedged items			337,216	32,927
Contribution to fund			1,824	1,330
Other			59,193	3,337

			1,603,772	803,734

Net non-interest income			135,216	68,843

Income before income taxes			92,022	240,570
Income taxes	17		23,141	63,599

Net income		(Won)	68,881	176,971

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

Non-Consolidated Statements of Changes in Equity

For the six-month period ended June 30, 2009 and 2008

(Unaudited)

	Common stock		Accumulated other comprehensive income (loss)	Retained earnings	Total stockholder’s equity
	(In millions of Won)
Balance at January 1, 2008	(Won)	3,308,755	617,762	1,009,022	4,935,539
Dividends		—	—	(24,617)	(24,617)

Balance after appropriations		3,308,755	617,762	984,405	4,910,922
Net income		—	—	176,971	176,971
Change in fair value of available-for-sale securities, net of tax		—	(32,369)	—	(32,369)
Unrealized holding gain on equity method investment securities		—	(2,364)	—	(2,364)

Balance at June 30, 2008		3,308,755	583,029	1,161,376	5,053,160

Balance at January 1, 2009		3,958,755	53,220	1,078,379	5,090,354
Dividends		—	—	—	—

Balance after appropriations		3,958,755	53,220	1,078,379	5,090,354
Issuance of common stock		1,050,000	—	—	1,050,000
Net income		—	—	68,881	68,881
Change in fair value of available-for-sale securities, net of tax		—	270,622	—	270,622
Unrealized holding gain on equity method investment securities		—	2,178	—	2,178

Balance at June 30, 2009	(Won)	5,008,755	326,020	1,147,260	6,482,035

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

Non-Consolidated Statements of Cash Flows

For the six-month periods ended June 30, 2009 and 2008

(Unaudited)

	2009		2008
	(In millions of Won)
Cash flows from operating activities:
Net income	(Won)	68,881	176,971

Adjustments for:
Amortization of discounts on debentures		75,857	78,799
Provision for loan losses		101,647	—
Loss on foreign currency transactions		790,694	405,835
Depreciation		1,587	1,567
Amortization		520	1,170
Provision for severance benefits		3,016	2,645
Loss on valuation of derivatives		191,031	238,041
Loss on valuation of fair value hedged items		337,216	32,927
Amortization of present value discount		(2,718)	(2,683)
Accreditation on premium on debentures		—	(1,581)
Gain on disposal of loans		—	—
Foreign exchange trading gain		(711,401)	(87,165)
Gain on disposal of property and equipment		(21)	(41)
Gain on valuation of securities using the equity method		(7,315)	(2,853)
Gain on valuation of derivatives		(590,672)	(378,301)
Gain on valuation of fair value hedged items		(99,668)	(138,744)
Others, net		53,602	(36,534)

Changes in assets and liabilities:
Net decrease in available-for-securities		3,206	19,243
Net increase in loans		(4,055,600)	(4,138,565)
Net decrease (increase) in other assets		620,098	66,950
Net increase in other liabilities		(1,016,232)	14,073
Payment of severance benefits		(3,711)	(2,850)
Dividend received from equity method investments		86	203

Net cash used in operating activities		(4,239,897)	(3,750,893)

Cash flows from investing activities:
Proceeds from sale of due from banks		—	2,576
Proceeds from sale of property and equipment		23	44
Proceeds from sale of other assets		667	9
Acquisition of property and equipment		(755)	(462)
Acquisition of intangible assets		(209)	(75)
Acquisition of other assets		—	(20)

Net cash provided in (used in) investing activities		(274)	2,072

Cash flows from financing activities:
Proceeds from borrowings		—	1,588,242
Proceeds from debentures		5,667,397	2,604,842
Proceeds from common stock		550,000	—
Repayment of borrowings		(1,573,256)	(41,412)
Dividends paid		—	(24,617)

Net cash provided by financing activities		4,644,141	4,127,055

Net increase in cash and due from banks		403,970	378,234
Cash and due from banks at beginning of period		231,679	106,788

Cash and due from banks at end of period (note 21)	(Won)	635,649	485,022

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements

June 30, 2009

(Unaudited)

1. Organization and Description of Business

The Export-Import Bank of Korea (the “Bank”) was established in 1976 as a special financial institution under the Export-Import Bank of Korea Act (the “EXIM Bank Act”) to grant financial facilities for overseas trade (i.e. import and export), investments and resources development activities. As of June 30, 2009, the Bank operates 10 domestic branches, 4 overseas subsidiaries and 12 overseas offices.

The Bank’s authorized capital is (Won)8,000,000 million, and, through numerous capital increases since the establishment, its paid-in capital is (Won)5,008,755 million as of June 30, 2009. The Government of the Republic of Korea (the “Government”), the Bank of Korea (“BOK”) and Korea Development Bank hold 73.67%, 23.26% and 3.07% of the ownership of the Bank, respectively, as of June 30, 2009.

The Bank, as a trustee of the Government, has managed The Economic Development Cooperation Fund, the Inter-Korean Cooperation Fund and Exchange Equalization Fund (the “Funds”) since June 1987, March 1991 and November 2008, respectively. The Funds are accounted independently and not included in the Bank’s financial statements. The Bank receives a fee from the Government for the trustee service.

2. Summary of Significant Accounting Policies and Basis of Presenting Financial Statements

(a) Basis of Presenting Financial Statements

The Bank maintains its accounting records in Korean Won and prepares non-consolidated financial statements in the Korean language in conformity with accounting principles generally accepted in the Republic of Korea. Certain accounting principles applied by the Bank that conform with financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles in other countries. Accordingly, these financial statements are intended solely for use by only those who are informed about Korean accounting principles and practices. The accompanying non-consolidated financial statements have been condensed, restructured and translated into English from the Korean language non-consolidated financial statements.

Effective January 1, 2008, the Bank recorded amounts received (paid) on currency interest swaps, which were previously accounted as gains (losses) on derivatives, as interest revenue (expense). This change in accounting policy resulted in a decreases of (Won)14,204 million, (Won)165,325 million, (Won)153,122 million and (Won)26,407 million in interest revenue, gain from derivatives transactions, interest expense and loss from derivatives transactions, respectively.

(b) Revenue Recognition

The Bank recognizes interest income from deposits, loans and securities on an accrual basis. However, the Bank recognizes interest income when payments are received for on the loans which principal or interest payments are overdue without guarantee of payment by financial institutions and of which repayment is significantly uncertain. The interest is accrued but not recognized on such loans amounted to (Won)9,782 million and (Won)9,774 million, respectively, as of June 30, 2009 and December 31, 2008. Any unpaid interest previously accrued on such loans is reversed and recorded as deduction of current period’s interest income.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

(c) Investments in Securities (excluding investments in associate and subsidiaries)

Classification

Upon acquisition, the Bank classifies debt and equity securities (excluding investments in subsidiaries) into the following categories: held-to-maturity, available-for-sale or trading securities. The Bank reevaluates appropriateness of categorization at each of statements of financial position dates.

Investments in debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity. Securities that are acquired principally for the purpose of selling in the short term are classified as trading securities. Investments not classified as either held-to-maturity or trading securities are classified as available-for-sale securities.

Initial recognition

Investments in securities (excluding investments in subsidiaries) are initially recognized at cost.

Subsequent measurement and income recognition

Trading securities are subsequently carried at fair value. Gains and losses arising from changes in the fair value of trading securities are included in the income statement in the period in which they arise. Available-for-sale securities are subsequently carried at fair value. Gains and losses arising from changes in the fair value of available-for-sale securities are recognized as accumulated other comprehensive income, net of tax, directly in equity. Such gains or losses are recognized in the income statement in the period of disposition or recognition of impairment losses on available-for-sale securities. Investments in available-for-sale securities that do not have readily determinable fair values are recognized at cost less impairment, if any. Held-to-maturity investments are carried at amortized cost with interest income and expense recognized in the income statement using the effective interest method.

Fair value information

The fair value of marketable securities is determined using quoted market prices as of the period end. Non-marketable equity securities are fair valued using the estimated value provided by independent external experts whose valuations models and judgments are reasonable and appropriate.

Impairment

Impairment losses are recognized when the reasonably estimated recoverable amounts are less than the carrying amount and it is not obviously evidenced that impairment is unnecessary.

An impairment loss is reversed if the reversal can be related objectively to an event occurring after the impairment loss was recognized and a reversal of an impairment loss shall not exceed the carrying amount that would have been determined (net of amortization or depreciation) had no impairment loss been recognized in the asset in prior period. Such reversal is recognized in profit or loss.

(d) Investments in Associates and Subsidiaries

Associates are entities of the Bank and its subsidiaries that have the ability to significantly influence the financial and operating policies. It is presumed to have significant influence if the Bank holds directly or indirectly 20 percent or more of the voting power unless it can be clearly demonstrated that this is not the case. Subsidiaries are entities controlled by the Bank.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

Investments in associates and subsidiaries are accounted for using the equity method of accounting and are initially recognized at cost.

The Bank’s investments in associates and subsidiaries include goodwill identified on the acquisition date (net of any accumulated impairment loss). Goodwill is calculated as the excess of the acquisition cost of an investment in an associate or subsidiary over the Bank’s share of the fair value of the identifiable net assets acquired. Goodwill is amortized using the straight-line method over its estimated useful life. Amortization of goodwill is recorded together with equity income (losses).

When events or circumstances indicate that the carrying value of goodwill may not be recoverable, the Bank reviews goodwill for impairment and records any impairment loss immediately in the statement of income.

The Bank’s share of its post-acquisition profits or losses in investments in associates and subsidiaries is recognized in the income statement, and its share of post-acquisition movements in equity is recognized in equity. The cumulative post-acquisition movements are adjusted against the carrying amount of each investment. Changes in the carrying amount of an investment resulting from dividends by an associate or subsidiary are recognized when the associate or subsidiary declares the dividend. When the Bank’s share of losses in an associate or subsidiary equals or exceeds its interest in the associate or subsidiary, including preferred stock or other long term loans and receivables issued by the associate or subsidiary, the Bank does not recognize further losses, unless it has incurred obligations or made payments on behalf of the associate or subsidiary.

If the investee is a subsidiary, net income and net assets of the parent company’s separate financial statements should agree with the parent company’s share in the net income and net assets of the consolidated financial statements, except when the Company discontinues the application of the equity method due to its investment in a subsidiary being reduced to zero.

Unrealized gains on transactions between the Company and its associates or subsidiaries are eliminated to the extent of the Company’s interest in each associate or subsidiary.

(e) Allowance for Loan Losses

Based on future loan repayment capacity of the borrower and past repayment history, the Bank classifies loans into five categories, “normal”, “precautionary”, “substandard”, “doubtful” and “estimated loss”, in accordance with the banking regulation in the Republic of Korea. Except for call loans and inter-bank loans with “normal” classification, the Bank provides allowance by each loan classification with the amount greater of using the expected loss method or the prescribed minimum levels of reserves in accordance with the Financial Supervisory Service Guideline (“FSS Guideline”).

i) Expected Loss Method

The allowance for normal loans is calculated by multiplying each outstanding loan balance by probability of default (“PD”) and loss given default (“LGD”). The Bank provides additional allowance for considering risks associated with a certain industry and country concentration. The allowances for loans classified other than “normal” are estimated based on expected future cash flows.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

ii) FSS Guideline

The prescribed minimum levels of reserves in the Regulations for the Supervision of Banks guide are as follows:

Normal (*)	0.85%
Precautionary	7%
Substandard	20%
Doubtful	50%
Estimated loss	100%

(*)	0.9% for market sensitive sectors including construction, real estate and rental services, retail and wholesale, lodging and restaurant

Effective from January 1, 2008, the Bank changed its accounting estimates for the allowance for normal loans to the expected loss method, which is considered to be more objective and reasonable, from using average reserve rates of local commercial banks or credit risk criteria model.

(f) Troubled Debt Restructuring

A loan the contract terms of which are modified in a trouble debt restructuring program is accounted for at the present value of the expected future cash flows of the modified loan discounted at the effective interest rate of the original loan. The excess of the carrying amount over the present value of expected cash flows is recorded in allowance for loan loss in the current period. The present value discounts are recorded in allowance for loan loss and reflected as a deduction from the nominal value of the loans. If the previously recognized allowance for loan loss is greater than the present value discount, the difference is recorded as reversal of allowance for loan loss.

(g) Deferred Loan Origination Fees

Certain fees associated with lending activities, which meet specified criteria, are deferred and amortized over the life of the loan as an adjustment to the carrying amount of the loan using the effective yield method and recognized as interest income.

(h) Property and Equipment

Property and equipment are stated at cost, except for the items revalued in accordance with the Asset Revaluation Law. Assets acquired through investment in kind or donation are recorded at fair value upon acquisition. The fair value of the asset given up is measured and used as the cost of the asset received. The fair value of the asset received is measured and used as the cost if more clearly evident.

Property and equipment are depreciated over the estimated useful lives of the assets using the following methods:

	Useful lives years	Depreciation method
Buildings	10~60	Straight-line (*)
Vehicles	4	Declining balance
Equipment	4~20	Declining balance

(*)	Buildings acquired and related improvements made prior to January 1, 1995 are depreciated using the declining-balance method.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

Significant additions or improvements extending useful lives of assets are capitalized. Normal maintenance and repairs are charged to expense as incurred.

Property and equipment is subject to an impairment review if there are events or changes in circumstances which indicate that the carrying amount may not be recoverable. An impairment loss is recognized when the expected estimated undiscounted future net cash flows from the use of the asset and its eventual disposal are less than its carrying amount.

(i) Intangible Assets

Intangible assets are stated at the production or purchase cost, plus incidental expenses and capital expenditures. Amortization is computed using the straight-line method over five years, and directly reduced from intangible assets.

Intangible assets are subject to an impairment review if there are events or changes in circumstances which indicate that the carrying amount may not be recoverable. An impairment loss is recognized by reducing the carrying amount to the recoverable amount.

(j) Discount (Premium) on Debentures

Discount (premium) on debentures issued is amortized (accreted) using the effective interest method over the life of the debentures. The amount amortized (accreted) is recognized as interest expense (income).

(k) Retirement and Severance Benefits

The Bank accrues severance benefits for employees and directors with more than one year of employment. The Bank’s estimated liability under the plan, which would be payable if all employees left on the statements of financial position date, is compared to the amount calculated in accordance with the Labor Law, and the greater amount is accrued in the accompanying non-consolidated Statements of Financial Position. Under the National Pension Scheme of Korea, the Bank had transferred a certain portion of retirement allowances for employees to the National Pension Fund. The amount transferred is reducing the liability for retirement and severance benefits.

(l) Allowance for Acceptances and Guarantees

The Bank provides allowance for outstanding acceptances and guarantees, the amount after considering the credit conversion factors (CCF), using the same allowance methodology used for estimating allowance for loan loss. However, the Bank does not provide the additional allowance for risks associated with a certain industry and country concentration for unconfirmed acceptances and guarantees.

(m) Allowance for Unused Loan Commitments

The Bank provides allowance for unused loan commitments, the amount after considering the credit conversion factors (CCF), using the same allowance methodology used for estimating allowance for loan loss. However, the Bank does not provide the additional allowance for risks associated with a certain industry and country concentration for unused loan commitments.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

(n) Contingent Liabilities

Provisions are recognized when all of the following are met: (1) the Bank has a present obligation as a result of a past event; (2) it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation; and (3) a reliable estimate can be made of the amount of the obligation. Where the effect of the time value of money is material, a provision is recorded at the present value of the expenditures expected to be required to settle the obligation.

Where the expenditure required to settle a provision is expected to be reimbursed by third party, the reimbursement is recognized as a separate asset when, and only when, it is virtually certain that reimbursement will be received if the Company settles the obligation. The expense generated by the provision is presented net of the amount of expected reimbursement.

(o) Derivatives and Hedge Accounting

The Bank holds derivative financial instruments to hedge its foreign currency and interest rate risk exposures. Embedded derivatives are separated from the host contract and accounted for separately if the economic characteristics and risks of the host contract and the embedded derivative are not closely related, and a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative.

Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured at their fair value. Attributable transaction costs are recognized in profit or loss when incurred.

Hedge accounting

Where a derivative, which meets certain criteria, is used for hedging the exposure to changes in the fair value of a recognized asset, liability or firm commitment, it is designated as a fair value hedge. Where a derivative, which meets certain criteria, is used for hedging the exposure to the variability of the future cash flows of a forecasted transaction it is designated as a cash flow hedge.

The Bank documents, at the inception of the transaction, the relationship between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. The Bank also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting the changes in fair values or cash flows of hedged items.

Fair value hedge

Changes in the fair value of derivatives that are designated and qualify as fair value are recorded in the statement of income, together with any changes in the fair value of the hedged asset or liability that are attributable to the hedged risk.

(p) Derivatives and Hedge Accounting, Continued

Cash flow hedge

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges are recognized in equity. The gain or loss relating to any ineffective portion is recognized immediately in

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

the statement of income. Amounts accumulated in equity are recycled to the income statement in the periods in which the hedged item will affect income or expense. When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at the time remains in equity and is recognized when the forecast transaction is ultimately recognized in the statement of income. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the statement of income.

Derivatives that do not qualify for hedge accounting

Changes in the fair value of derivative instruments that are not designated as fair value or cash flow hedges are recognized immediately in the statement of income.

Separable embedded derivatives

Changes in the fair value of separable embedded derivatives are recognized immediately in the statement of income.

(q) Income Taxes

Income tax on the income or loss for the year comprises current and deferred tax. Income tax is recognized in the statement of income except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted.

Deferred tax is provided using the asset and liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the statements of financial position date.

A deferred tax asset is recognized only to the extent that it is probable that future taxable income will be available against which the unused tax losses and credits can be utilized. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Deferred tax assets and liabilities are classified as current or non-current based on the classification of the related asset or liability for financial reporting or the expected reversal date of the temporary difference for those with no related asset or liability such as loss carryforwards and tax credit carryforwards. The deferred tax amounts are presented as a net current asset or liability and a net non-current asset or liability.

(r) Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated into Korean Won at the foreign exchange rate at the statements of financial position date, with the resulting gains or losses recognized in the income statement. Monetary assets and liabilities denominated in foreign currencies are translated into Korean Won at (Won)1,284.70 and (Won)1,257.50 to USD 1 based on the basic exchange rate and the cross exchange rate announced by the Seoul Monetary Brokerage Services Ltd. on June 30, 2009 and December 31,2008. Financial statements of foreign-based operations, branches and companies accounted for using the equity method, are translated at the rate of exchange at the statements of financial position date.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

(s) Use of Estimates

The preparation of non-consolidated financial statements in accordance with accounting principles generally accepted in the Republic of Korea requires management to make estimates and assumptions that affect the amounts reported in the non-consolidated financial statements and related notes to the non-consolidated financial statements. The estimates include book value of property and equipment, and valuation of loans and deferred tax assets. Actual results could differ from those estimates.

3. Due from Banks

(a) Due from banks as of June 30, 2009 and December 31, 2008 are as follows:

	Financial institution	Interest (%)	2009		2008
			(in millions of Won)
Due from banks In local currency:	Reserve deposit	—	(Won)	10	2
	Demand deposits	—		1,336	1,674
	Time deposits	2.1~3.85		535,000	70,000
	Certificate of deposits	2.25		10,000	130,000
	Others	1.9,2.05		34,500	5,100

				580,846	206,776

Due from banks In foreign currency:	Demand deposits	FFR-0.2 and others		54,803	24,903

			(Won)	635,649	231,679

(b) As of as of June 30, 2009 and December 31, 2008, the bank does not have the restricted due from banks.

(c) Due from banks by financial institution as of June 30, 2009 and December 31, 2008 are as follows:

	2009				2008
	Due from banks in local currency		Due from banks in foreign currencies	Total	Due from banks in local currency	Due from banks in foreign currencies	Total
	(in millions of Won)
Bank of Korea	(Won)	10	—	10	2	—	2
Banks		580,836	54,632	635,468	206,774	24,713	231,487
Others		—	171	171	—	190	190

	(Won)	580,846	54,803	635,649	206,776	24,903	231,679

(d) The maturities of due from banks as of June 30, 2009 and December 31, 2008 are as follows:

	2009
	Due in 3 months or less		Due after 3 months to 6 months	Due after 6 months to 1 year	Total
	(in millions of Won)
Due from bank in local currency	(Won)	355,846	195,000	30,000	580,846
Due from bank in foreign currencies		54,803	—	—	54,803

	(Won)	410,649	195,000	30,000	635,649

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

	2008
	Due in 3 months or less		Due after 3 months to 6 months	Due after 6 months to 1 year	Total
	(in millions of Won)
Due from bank in local currency	(Won)	6,776	200,000	—	206,776
Due from bank in foreign currencies		24,903	—	—	24,903

	(Won)	31,679	200,000	—	231,679

4. Securities

(a) Securities as of June 30, 2009 and December 31, 2008 are as follows:

	2009		2008
	(in millions of Won)
Equity securities
Marketable equity securities	(Won)	941,789	645,220
Non-marketable equity securities		2,195,822	1,647,899
Equity investment		1,454	1,276

		3,139,065	2,294,395
Debt securities
Government and public bonds		—	1
Equity method accounted investments		122,018	102,066

	(Won)	3,261,083	2,396,462

(b) Marketable equity securities as of June 30, 2009 and December 31, 2008 are as follows:

	2009
	No. of shares	Ownership (%)	Book value before fair value adjustment		Fair value (book value)
	(in millions of Won)
KEB	40,314,387	6.25		255,190	399,919
Industrial Bank of Korea	8,501,153	1.56		65,374	93,088
Daewoo International Corporation (*)	10,996,400	11.58		225,096	292,367
SK Networks Co., Ltd. (*)	9,886,160	4.07		80,041	142,486
Hyundai Corporation (*)	1,031,600	4.62		14,166	13,929

			(Won)	639,867	941,789

(*)	These securities, except for 2,820,909 shares of SK Networks Co., Ltd., 449,276 shares of Hyundai Corporation and 329,892 shares of Daewoo International Corporation, are restricted for sale as of June 30, 2009.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

	2008
	No. of shares	Ownership (%)	Book value before fair value adjustment		Fair value (book value)
	(in millions of Won)
KEB	40,314,387	6.25		584,558	255,190
Industrial Bank of Korea	8,501,153	1.92		149,620	65,374
Daewoo International Corporation	10,996,400	11.58		385,028	225,096
SK Networks Co., Ltd. (*)	10,514,605	4.33		219,930	85,320
Hyundai Corporation (*)	1,031,600	4.62		21,060	14,166
SG Global Corporation	18,903	0.15		151	74

			(Won)	1,360,347	645,220

(*)	These securities, except for 3,449,354 shares of SK Networks Co., Ltd. and 449,276 shares of Hyundai Corporation, are restricted for sale as of December 31, 2008.

(c) Non-marketable equity securities as of June 30, 2009 and December 31, 2008 are as follows:

	2009
	No. of shares	Ownership (%)	Book value before fair value adjustment		Book value
	(in millions of Won)
Korea Expressway Corp.	180,580,254	8.38		1,811,341	1,830,542
Kyobo Life Insurance Co., Ltd.,	1,199,001	5.85		288,659	288,659
Industrial Bank of Korea (preferred stock)	6,210,000	6.34		42,979	61,200
Korea Ship Finance	254,000	14.99		1,270	1,496
Daewoo Electronics Corp.	224,580	0.21		157	156
Pantech Co., Ltd.	19,944,000	7.13		419	7,160
Pantech & Curitel Co., Ltd.	11,160,000	2.20		2,734	5,345
Korea Data Systems Co., Ltd (KDS)	320	0.24		2	2
SB telcom	420,984	3.29		210	210
Others	1,887,608	—		1,052	1,052

			(Won)	2,148,823	2,195,822

As of June 30, 2009, the Bank recorded the fair value of the shares of Korea Expressway Corp., Industrial Bank of Korea (preferred stock), Korea Ship Finance, Daewoo Electronics Corp., Pantech Co., Ltd., Pantech & Curitel Co., Ltd. and Korea Data Systems Co., Ltd. by using the fair value information from external evaluation agencies. The other securities were recorded at the acquisition costs since the fair value was difficult to be measured. The shares of Daewoo Electronics Corp., Pantech Co., Ltd. and Pantech & Curitel Co., Ltd. are restricted for sale as of June 30, 2009.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

	2008
	No. of shares	Ownership (%)	Book value before fair value adjustment		Book value
	(in millions of Won)
Korea Expressway Corp.	131,134,051	6.21		1,311,341	1,311,341
Kyobo Life Insurance Co., Ltd.,	1,199,001	5.85		288,659	288,659
Industrial Bank of Korea (preferred stock)	6,210,000	6.34		98,366	42,979
Korea Ship Finance	254,000	14.99		1,270	1,270
Daewoo Electronics Corp.	224,580	0.21		133	157
Pantech Co., Ltd.	19,944,000	7.13		319	419
Pantech & Curitel Co., Ltd.	11,160,000	2.20		1,205	2,734
Korea Data Systems Co., Ltd (KDS)	320	0.24		11	2
SB telcom	420,984	3.29		210	210
Others	39,608	—		128	128

			(Won)	1,701,642	1,647,899

As of December 31, 2008, the Bank recorded the fair value of the shares of Industrial Bank of Korea (preferred stock), Daewoo Electronics Corp., Pantech Co., Ltd., Pantech & Curitel Co., Ltd. and Korea Data Systems Co., Ltd. by using the fair value information from external evaluation agencies. The other securities were recorded at the acquisition costs since the fair value was difficult to be measured. The shares of Daewoo Electronics Corp., Pantech Co., Ltd. and Pantech & Curitel Co., Ltd. are restricted for sale as of December 31, 2008.

(d) Equity investments as of June 30, 2009 and December 31, 2008 were as follows:

	2009
	Ownership (%)	Book value before fair value adjustment		Book value
`	(in millions of Won)
Korea Asset Management Corporation	0.47	(Won)	1,220	1,220
Korea Money Brokerage Corporation	0.56		56	234

		(Won)	1,276	1,454

	2008
	Ownership (%)	Book value before adjustment		Book value
	(in millions of Won)
Korea Asset Management Corporation	0.47	(Won)	1,220	1,220
Korea Money Brokerage Corporation	0.56		56	56

		(Won)	1,276	1,276

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

(e) Disposals of securities during the six-month period and years ended June 30, 2009 and December 31, 2008, respectively, are as follows:

	2009
	No. of shares	Disposed price		Acquisition costs	Realized gain (loss)
	(in millions of Won)
SK Networks Co., Ltd.	628,445	(Won)	10,403	3,111	7,292
SG Global Corporation	18,903		148	94	54

		(Won)	10,551	3,205	7,346

	2008
	No. of shares	Disposed price		Acquisition costs	Realized gain (loss)
	(in millions of Won)
SK Networks Co., Ltd.	317,501	(Won)	27,781	14,406	13,375
Hyundai IT Corporation	2,337,955		2,367	4,660	(2,293)
SG Global Corporation	38,270		314	191	123

		(Won)	30,462	19,257	11,205

(f) Details of equity method investments securities as of June 30, 2009 and December 31, 2008 are as follows:

	Ownership (%)	Acquisition costs		Book value
				2009	2008
	(in millions of Won)
KEXIM Bank UK Limited	100.00	(Won)	41,590	53,758	44,708
KEXIM Vietnam Leasing Co.	100.00		13,564	8,045	9,543
PT. KOEXIM Mandiri Finance	85.00		5,003	20,534	14,474
KEXIM Asia Limited	100.00		31,302	39,681	33,341

		(Won)	91,459	122,018	102,066

(g) As of June 30, 2009 and December 31, 2008, the valuation gain and loss on equity method accounted investment securities are as follows:

	2009
	Beginning balances		Dividend	Gain and Loss	Accumulated other comprehensive income (loss)	Others	Ending balances
	(in millions of Won)
KEXIM Bank UK Limited	(Won)	44,708	—	1,390	—	7,660	53,758
KEXIM Vietnam Leasing Co.		9,543	—	(1,704)	—	206	8,045
PT. KOEXIM Mandiri Finance		14,474	(51)	4,764	—	1,348	20,535
KEXIM Asia Limited		33,341	(35)	2,865	2,792	717	39,680

	(Won)	102,066	(86)	7,315	2,792	9,931	122,018

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

	2008
	Beginning balances		Dividend	Gain and Loss	Accumulated other comprehensive income (loss)	Others	Ending balances
	(in millions of Won)
KEXIM Bank UK Limited	(Won)	45,738	(122)	455	—	(1,363)	44,708
KEXIM Vietnam Leasing Co.		7,035	—	113	—	2,395	9,543
PT. KOEXIM Mandiri Finance		11,735	(31)	1,022	—	1,748	14,474
KEXIM Asia Limited		28,464	(50)	694	(5,437)	9,670	33,341

	(Won)	92,972	(203)	2,284	(5,437)	12,450	102,066

(*)	Due to the time lag in obtaining audited or reviewed financial statements of the investees for the preparation of the Bank’s financial statements, the financial statements prepared by the investees’ management have been used for equity method accounting. The Bank performed additional procedures to review the reliability of those financial statements prepared by the investees’ management.

(h) The summary of financial positions and operation results of the equity method accounted investment securities as of June 30, 2009 and December 31, 2008 are as follows:

	2009
	Assets		Liabilities	Shareholders’ equity	Net income
	(in millions of Won)
KEXIM Bank UK Limited	(Won)	468,794	415,800	52,993	2,688
KEXIM Vietnam Leasing Co.		99,644	89,532	10,112	(2,772)
PT. KOEXIM Mandiri Finance		148,753	129,270	19,483	827
KEXIM Asia Limited		352,644	314,370	38,274	1,459

	(Won)	1,069,835	948,972	120,862	2,202

	2008
	Assets		Liabilities	Shareholders’ equity	Net income
	(in millions of Won)
KEXIM Bank UK Limited	(Won)	449,475	404,767	44,708	455
KEXIM Vietnam Leasing Co.		103,292	93,750	9,542	113
PT. KOEXIM Mandiri Finance		140,129	123,006	17,123	1,102
KEXIM Asia Limited		385,459	352,118	33,341	694

	(Won)	1,078,355	973,641	104,714	2,364

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

(i) Changes in valuation gain (loss) on available-for-sale securities and equity method accounted investment securities for the six-month period and years ended June 30, 2009 and December 31, 2008, respectively, are as follows:

	2009
	Beginning balance		Unrealized gain (loss)	Disposition	Ending balance
	(in millions of Won)
Equity method accounted investments	(Won)	(5,811)	2,178	—	(3,633)
Available-for-sale securities:
Equity securities		59,031	272,297	(1,675)	329,653

	(Won)	53,220	274,475	(1,675)	326,020

	2008
	Beginning balance		Unrealized gain (loss)	Disposition	Ending balance
	(in millions of Won)
Equity method accounted investments	(Won)	(1,423)	(4,388)	—	(5,811)
Available-for-sale securities:
Equity securities		619,185	(553,268)	(6,886)	59,031

	(Won)	617,762	(557,656)	(6,886)	53,220

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

5. Loans

(a) Loans outstanding as of June 30, 2009 and December 31, 2008 are as follows:

	2009		2008
	(in millions of Won)
Loans in local currency:
Loans for export	(Won)	7,089,008	4,501,138
Loans for overseas investment		106,280	76,616
Loans for import		1,394,163	1,253,214
Others		232,176	238,731

		8,821,627	6,069,699

Loans in foreign currencies:
Loans for export		13,074,491	12,119,424
Loans for overseas investment		10,281,990	9,789,632
Trading note rediscount loans		—	568,893
Loans for import		1,239,200	1,073,219
Overseas funding loans		801,585	731,447
Domestic usance bills		88,671	67,148
Privately placed bonds		2,723	2,666
Inter-bank loans		997,959	71,615
Others		140	144

		26,486,759	24,424,188
Valuation adjustment of loans in foreign currencies (*1)		326,315	521,615

		26,813,074	24,945,803

Bills bought in local currency		61,553	74,324
Bills bought in foreign currencies		500,647	473,050
Advances for customers		30,071	2,527

Call loans:
Call loans in foreign currencies		1,016,799	1,345,805
Total loans before allowances for loan loss		37,243,771	32,911,208
Deferred loan origination fees		(62,289)	(59,216)
Allowance for loan loss		(1,081,684)	(966,948)

Loans, net of allowance for loan loss	(Won)	36,099,798	31,885,044

(*1)	Interest rate swap was contracted to hedge the changes in the fair value of loan commitment in foreign currencies resulting from the volatility in the interest rate. The gain on valuation of loan commitment, which was confirmed, was recognized as valuation adjustment of loans in foreign currencies.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

(b) Loans classified by customer as of June 30, 2009 and December 31, 2008 are as follows:

	2009
	Loans in local currency		Loans in foreign currencies (**)	Total	Ratio (%)
	(in millions of Won)
Large corporations	(Won)	6,776,171	10,794,646	17,570,817	49.76
Small and medium company (*)		1,937,908	2,173,759	4,111,667	11.65
Public sector and others		107,548	13,518,354	13,625,902	38.59

	(Won)	8,821,627	26,486,759	35,308,386	100.00

	2008
	Loans in local currency		Loans in foreign currencies (**)	Total	Ratio (%)
	(in millions of Won)
Large corporations	(Won)	4,508,455	8,237,704	12,746,159	41.80
Small and medium company (*)		1,561,244	1,675,447	3,236,691	10.61
Public sector and others		—	14,511,037	14,511,037	47.59

	(Won)	6,069,699	24,424,188	30,493,887	100.00

(*)	Small and medium company is defined in Paragraph 1 of Article 2 of the Small and Medium Company Law.
(**)	The amounts of loans in foreign currencies in the above table exclude deferred loan origination fees and valuation adjustment of loans in foreign currencies.

(c) Loans classified by other financial institution as of June 30, 2009 and December 31, 2008 are as follows:

	2009
	Bank of Korea		Other bank	Others	Total
	(in millions of Won)
Loans in local currency	(Won)	—	250,000	—	250,000
Loans in foreign currencies		—	997,959	2,196,497	3,194,456
Other		—	1,016,799	194,946	1,211,745

	(Won)	—	2,264,758	2,391,443	4,656,201

	2008
	Bank of Korea		Other bank	Others	Total
	(in millions of Won)
Loans in foreign currencies	(Won)	—	71,615	2,980,131	3,051,746
Other		—	1,345,805	195,007	1,540,812

	(Won)	—	1,417,420	3,175,138	4,592,558

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

(d) Loans classified by industry as of June 30, 2009 and December 31, 2008 are as follows:

	2009
	Loans in local currency		Loans in foreign currencies (*)	Others	Total	Ratio (%)
	(in millions of Won)
Manufacturing	(Won)	7,186,499	8,811,670	274,324	16,272,493	44.08
Transportation		195,160	8,958,623	763	9,154,546	24.80
Finance and insurance		250,000	3,194,456	1,211,745	4,656,201	12.61
Wholesale and retail		349,123	1,063,169	107,753	1,520,045	4.12
Real estate		—	91,728	—	91,728	0.25
Construction		785,795	120,044	—	905,839	2.45
Public sector and others		55,050	4,247,069	14,485	4,316,604	11.69

	(Won)	8,821,627	26,486,759	1,609,070	36,917,456	100.00

	2008
	Loans in local currency		Loans in foreign currencies (*)	Others	Total	Ratio (%)
	(in millions of Won)
Manufacturing	(Won)	4,809,383	7,797,265	252,450	12,859,098	39.70
Transportation		146,360	8,577,035	12,840	8,736,235	26.97
Finance and insurance		—	3,051,746	1,540,812	4,592,558	14.18
Wholesale and retail		336,655	1,039,454	59,440	1,435,549	4.43
Real estate		—	92,141	—	92,141	0.28
Construction		746,851	112,923	—	859,774	2.65
Public sector and others		30,450	3,753,624	30,164	3,814,238	11.79

	(Won)	6,069,699	24,424,188	1,895,706	32,389,593	100.00

(*)	The amounts of loans in foreign currencies in the above table exclude deferred loan origination fees and valuation adjustment of loans in foreign currencies.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

(e) Loans classified by risk-possessive country as of June 30, 2009 and December 31, 2008 are as follows:

	2009
	Loans in local currency		Loans in foreign currencies (*)	Others	Total	Ratio (%)
	(in millions of Won)
Asia:
Korea	(Won)	8,821,627	11,696,201	914,518	21,432,346	58.05
Saudi Arabia		—	1,790,906	99	1,791,005	4.85
Iran		—	1,662,603	2,212	1,664,815	4.51
Qatar		—	1,243,044	—	1,243,044	3.37
Singapore		—	899,077	15,740	914,817	2.48
Oman		—	617,941	—	617,941	1.67
India		—	478,892	52,684	531,576	1.44
Indonesia		—	384,637	5,628	390,265	1.06
Yemen		—	264,319	452	264,771	0.72
China		—	170,005	78,900	248,905	0.67
Others		—	614,900	121,972	736,872	2.00

		8,821,627	19,822,525	1,192,205	29,836,357	80.82

Europe:
England		—	1,148,382	221,760	1,370,142	3.71
Ireland		—	603,809	—	603,809	1.64
Sweden		—	544,173	—	544,173	1.47
Belgium		—	498,003	163	498,166	1.35
France		—	494,738	29,614	524,352	1.42
Russia		—	485,407	—	485,407	1.31
Others		—	1,526,917	105,221	1,632,138	4.42

		—	5,301,429	356,758	5,658,187	15.33

America:
Canada		—	464,753	517	465,270	1.26
Brazil		—	213,893	—	213,893	0.58
Mexico		—	164,165	94	164,259	0.44
Peru		—	126,051	407	126,458	0.34
Others		—	95,918	48,777	144,695	0.39

		—	1,064,780	49,795	1,114,575	3.02

Africa:
Madagascar		—	298,025	—	298,025	0.81
Others		—	—	10,312	10,312	0.03

		—	298,025	10,312	308,337	0.84

	(Won)	8,821,627	26,486,759	1,609,070	36,917,456	100.00

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

	2008
	Loans in local currency		Loans in foreign currencies (*)	Others	Total	Ratio (%)
	(in millions of Won)
Asia:
Korea	(Won)	6,069,699	10,648,978	585,073	17,303,750	53.42
Iran		—	1,701,786	11,517	1,713,303	5.29
Qatar		—	1,119,965	910	1,120,875	3.46
Saudi Arabia		—	900,341	4,885	905,226	2.80
Singapore		—	870,973	7,591	878,564	2.71
Oman		—	535,695	2,815	538,510	1.66
Indonesia		—	384,186	2,652	386,838	1.19
India		—	345,196	9,509	354,705	1.10
Others		—	1,301,444	251,402	1,552,846	4.80

		6,069,699	17,808,564	876,354	24,754,617	76.43

Europe:
England		—	957,174	249,085	1,206,259	3.72
Ireland		—	653,900	—	653,900	2.02
Russia		—	562,997	16,483	579,480	1.79
Sweden		—	552,614	—	552,614	1.71
Others		—	2,430,376	649,893	3,080,269	9.51

		—	5,157,061	915,461	6,072,522	18.75

America:
Canada		—	533,970	433	534,402	1.65
Brazil		—	216,791	1,103	217,894	0.67
Mexico		—	178,592	1,043	179,635	0.55
Peru		—	98,748	—	98,748	0.30
Others		—	88,447	82,207	170,655	0.54

		—	1,116,548	84,786	1,201,334	3.71

Africa:
Madagascar		—	291,715	—	291,715	0.90
Others			—	6,303	6,303	0.02

		—	291,715	6,303	298,018	0.92
Oceania:
Australia and others		—	50,300	12,802	63,102	0.19

	(Won)	6,069,699	24,424,188	1,895,706	32,389,593	100.00

(*)	The amounts of loans in foreign currencies in the above table exclude deferred loan origination fees and valuation adjustment of loans in foreign currencies.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

(f) Restructured loans as of June 30, 2009 are as follows:

	Company	Loan Amount		Allowances
		(in millions of Won)
Work-out process and rearrangement	Wooam Paint & Coating Co., Ltd. And 2 other companies	(Won)	1,586	1,157

(g) Changes in the present value discounts relating to the restructured loans for the six-month period and years ended June 30, 2009 and December 31, 2008 are as follows:

	2009
	Discount rate (%)	Term (years)	Beginning balance		Addition	Amortization	Changes in exchange rate	Ending balance
	(in millions of Won)
Work-out process and rearrangement	3.22~4.99	9~10	(Won)	159	412	67	—	504
Individual agreements(*1)	3.12~5.30	9~18		44,865	—	2,651	981	43,195

			(Won)	45,024	412	2,718	981	43,699

	2008
	Discount rate (%)	Term (years)	Beginning balance		Addition	Amortization	Changes in exchange rate	Ending balance
	(in millions of Won)
Work-out process and rearrangement	3.22~4.99	9~10	(Won)	195	—	(36)	—	159
Individual agreements(*1)	3.12~5.30	9~18		37,581	—	(4,934)	12,218	44,865

			(Won)	37,776	—	(4,970)	12,218	45,024

(*1)	As of February 20, 2004, the Bank restructured the remaining loan balance of USD 299 million overdue loan to Russia (USD 422 million—the principal and interest amounting to USD 262 million and USD 160 million, respectively at the time of restructuring) after the reduction of unpaid interest of USD 123 million in accordance with the bilateral agreement between the Government and Russia. As of June 30, 2009, the balance of restructured loan to Russia was (Won)182,299 million and the balance of present value discounts was (Won)32,871 million.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

(h)	The maturities of loans as of June 30, 2009 and December 31, 2008 are as follows:

	2009
	Loans in local currency		Loans in foreign currencies (*)	Others	Total	Ratio (%)
	(in millions of Won, except ratio)
Due in 3 months or less	(Won)	1,582,907	2,590,100	1,420,900	5,593,907	15.15
Due after 3 months to 6 months		3,330,073	1,435,741	98,946	4,864,760	13.18
Due after 6 months to 1 year		3,192,452	2,321,105	1,200	5,514,757	14.94
Due after 1 year to 2 years		191,796	789,793	2,475	984,064	2.67
Due after 2 years to 3 years		104,451	1,503,034	7,258	1,614,743	4.37
Due after 3 years to 4 years		148,820	1,326,936	—	1,475,756	4.00
Due after 4 years to 5 years		47,257	752,613	—	799,870	2.17
Due after 5 years		223,871	15,767,437	78,291	16,069,599	43.53

	(Won)	8,821,627	26,486,759	1,609,070	36,917,456	100.00

	2008
	Loans in local currency		Loans in foreign currencies (*)	Others	Total	Ratio (%)
	(in millions of Won, except ratio)
Due in 3 months or less	(Won)	1,992,071	2,220,463	1,716,000	5,928,534	18.30
Due after 3 months to 6 months		2,523,852	2,184,469	110,878	4,819,199	14.88
Due after 6 months to 1 year		1,105,760	1,422,243	4,031	2,532,034	7.82
Due after 1 year to 2 years		157,367	1,687,862	—	1,845,229	5.70
Due after 2 years to 3 years		45,951	1,363,094	8,525	1,417,570	4.38
Due after 3 years to 4 years		3,254	763,185	—	766,439	2.37
Due after 4 years to 5 years		27,000	778,821	—	805,821	2.49
Due after 5 years		214,444	14,004,051	56,272	14,274,767	44.06

	(Won)	6,069,699	24,424,188	1,895,706	32,389,593	100.00

(*)	The amounts of loans in foreign currencies in the above table exclude deferred loan origination fees and valuation adjustment of loans in foreign currencies.

6. Allowances for Loan Losses

(a) The allowances for loan losses as of June 30, 2009 and December 31, 2008 are as follows:

	2009		2008
	(in millions of Won)
Loans in local currency	(Won)	240,819	189,713
Loans in foreign currencies		787,344	748,033
Other loans		53,521	29,202

	(Won)	1,081,684	966,948

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

(b) As of June 30, 2009 and December 31, 2008, loan balances and allowances for loan losses by credit risk classification are as follows:

		2009
		Balance		Allowance	Provision ratio (%)
		(in millions of Won, except provision ratio)
Loans in local currency	Normal	(Won)	8,637,239	114,252	1.32
	Precautionary		32,856	6,312	19.21
	Substandard		49,647	21,604	43.52
	Doubtful		60,939	57,704	94.69
	Estimated loss		40,946	40,947	100.00

			8,821,627	240,819	2.73

Loans in foreign currencies	Normal		25,308,543	699,631	2.76
	Precautionary		68,965	12,718	18.44
	Substandard		61,461	26,766	43.55
	Doubtful		29,926	28,324	94.65
	Estimated loss		19,905	19,905	100.00

			25,488,800	787,344	3.09

Other	Normal		499,068	6,636	1.33
	Precautionary		61,397	15,330	24.97
	Substandard		60	26	43.33
	Doubtful		7,274	6,890	94.72
	Estimated loss		24,639	24,639	100.00

			592,438	53,521	9.03

		(Won)	34,902,865	1,081,684	3.10

The loan balances stated in the above table do not include the present value discounts (fair value adjustments for hedged items). Inter-bank loans of (Won)997,959 million and call loans of (Won)1,016,799 million, which were classified as normal, are excluded from the loan balances stated in the above table and provisional payments of (Won)167 million are included in the loan balances stated in the above table. The valuation adjustment of loans in foreign currencies of (Won)326,315 million and deferred loan origination fees of (Won)(62,289) million are also excluded from the loan balances stated in the above table.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

		2008
		Balance		Allowance	Provision ratio (%)
		(in millions of Won, except provision ratio)
Loans in local currency	Normal	(Won)	5,939,603	84,657	1.43
	Precautionary		11,852	2,332	19.68
	Substandard		24,746	10,775	43.54
	Doubtful		29,065	27,516	94.67
	Estimated loss		64,433	64,433	100.00

			6,069,699	189,713	3.13

Loans in foreign currencies	Normal		24,255,772	685,622	2.83
	Precautionary		28,827	5,112	17.73
	Substandard		17,752	7,733	43.56
	Doubtful		12,248	11,592	94.64
	Estimated loss		37,974	37,974	100.00

			24,352,573	748,033	3.07

Other	Normal		469,512	6,861	1.46
	Precautionary		76,162	18,280	24.00
	Substandard		60	26	43.33
	Doubtful		3,598	3,406	94.66
	Estimated loss		629	629	100.00

			549,961	29,202	5.31

		(Won)	30,972,233	966,948	3.12

The loan balances stated in the above table do not include the present value discounts (fair value adjustments for hedged items). Inter-bank loans of (Won)71,615 million and call loans of (Won)1,345,805 million, which were classified as normal, are excluded from the loan balances stated in the above table and provisional payments of (Won)60 million are included in the loan balances stated in the above table. The valuation adjustment of loans in foreign currencies of (Won)521,615 million and deferred loan origination fees of (Won)(59,216) million are also excluded from the loan balances stated in the above table.

(c) Changes in allowances for loan losses for the six-month period and years ended June 30, 2009 and December 31, 2008, respectively, are as follows:

	2009		2008
	(in millions of Won)
Beginning balance	(Won)	966,948	691,456
Provision for loan losses		101,647	93,010
Write-off		—	(8,534)
Debt for equity swap		—	(171)
Decrease in present value discounts		(2,718)	(4,970)
Changes in exchange rates and others (*)		15,807	196,157

Ending balance	(Won)	1,081,684	966,948

(*)	Changes in exchange rates and others were mainly derived from the adjustments in foreign currency translation on allowances for loan losses and recovery of written-off loans.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

(d) The ratio of allowances to loans for the previous three periods are as follows:

	2009.06.30		2008.12.31	2007.12.31
	(in millions of Won, except ratio)
Loans subject to allowance for loan losses	(Won)	34,902,865	30,972,233	19,381,317
Allowances for loan losses		1,081,684	966,948	691,456

Ratio (%)		3.10	3.12	3.57

7. Property and Equipment

(a) Property and equipment and the related accumulated depreciation as of June 30, 2009 and December 31, 2008 are as follows:

	2009				2008
	Acquisition cost		Accumulated depreciation	Book value	Acquisition cost	Accumulated depreciation	Book value
	(in millions of Won)
Land	(Won)	4,484	—	4,484	4,484	—	4,484
Buildings		44,439	16,535	27,904	44,439	15,783	28,656
Vehicles		2,431	1,708	723	2,155	1,571	584
Equipments		15,497	13,315	2,182	15,886	13,483	2,403

	(Won)	66,851	31,558	35,293	66,964	30,837	36,127

(b) The officially declared value of land at June 30, 2009 and December 31, 2008, as announced by the Minister of Construction and Transportation was (Won)101,021 million and (Won)102,195 million, respectively. The officially declared value, which is used for government purpose, does not represent the fair value.

(c) Changes in book value of property and equipment for the six-month period and years ended June 30, 2009 and December 31, 2008, respectively, are as follows:

	2009
	Beginning balances		Acquisitions	Disposals	Depreciation	Ending balances
	(in millions of Won)
Land	(Won)	4,484	—	—	—	4,484
Buildings		28,656	—	—	752	27,904
Vehicles		584	338	—	199	723
Equipments		2,403	417	2	636	2,182

	(Won)	36,127	755	2	1,587	35,293

	2008
	Beginning balances		Acquisitions	Disposals	Depreciation	Ending balances
	(in millions of Won)
Land	(Won)	4,484	—	—	—	4,484
Buildings		29,337	806	—	1,487	28,656
Vehicles		453	525	1	393	584
Equipments		2,606	1,245	3	1,445	2,403

	(Won)	36,880	2,576	4	3,325	36,127

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

(d) Insured assets as of June 30, 2009 and December 31, 2008 are as follows:

		2009			2008
	Insurance company	Book value		Insured amount	Book value	Insured amount
		(in millions of Won)
Buildings	LIG Insurance Co., Ltd. and others	(Won)	27,904	25,730	28,656	24,891
Equipments	LIG Insurance Co., Ltd. and others		2,182	2,213	2,403	2,440

		(Won)	30,086	27,943	31,059	27,331

In addition to the above, the Bank carries a commercial liability package, and gas liability insurance with a maximum coverage of (Won)80 million per accidental death and of (Won)300 million per accidental property damage. All vehicles are covered by comprehensive auto insurance.

8. Other Assets

(a) Details of other assets as of June 30, 2009 and December 31, 2008 are as follows:

	2009		2008
	(in millions of Won)
Security deposits	(Won)	21,020	21,636
Accounts Receivable		218	162
Accrued income		451,626	468,038
Prepaid expenses		264	90,260
Advance Payments		45,912	—
Deferred income tax assets (note 17)		127,279	207,040
Derivative assets (note 14)		669,134	628,224
Intangible assets		2,422	1,863
Sundry assets
Other loans		6,694	7,528
Other suspense payments		1,143	1,469
Suspense payments on credit		167	60
Others		6,295	6,345

	(Won)	1,332,174	1,432,625

(b) Changes in intangible assets for the six-month period and years ended June 30, 2009 and December 31, 2008 are as follows:

	2009		2008
	(in millions of Won)
Beginning balance	(Won)	1,863	3,816
Increase		1,079	399
Amortization		520	2,352

Ending balance	(Won)	2,422	1,863

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

9. Borrowings and Debentures

(a) Borrowings and debentures as of June 30, 2009 and December 31, 2008 consist of the follows:

	2009		2008
	(in millions of Won)
Borrowings	(Won)	3,717,959	5,024,299
Debentures in local currency		5,564,342	3,444,280
Debentures in foreign currencies		23,227,471	19,302,341

	(Won)	32,509,772	27,770,920

(b) Details of borrowings of June 30, 2009 and December 31, 2008 are as follows:

	Interest rate (%)	2009		2008
	(in millions of Won)
Borrowings:
Call money:
Local currency	1.75~1.89	(Won)	450,000	166,000
Foreign currencies			—	399,729

			450,000	565,729

Borrowings in foreign currencies:
Borrowings from government	3.19		642,350	3,263,213
Borrowings from banks	2.00~3.70		912,568	334,271
Commercial papers	0.53~5.61		1,615,506	771,051
Off-shore commercial papers	4.8		8,864	22,887
Other borrowings			88,671	67,148

		(Won)	3,267,959	4,458,570

			3,717,959	5,024,299

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

(c) Details of debentures of June 30, 2009 and December 31, 2008 are as follows:

	Interest rate (%)	2009		2008
	(in millions of Won)
Debentures:
Local currency:
Fixed rate debentures in local currency	2.01~7.17	(Won)	5,640,000	3,520,000
Discount on debentures			(75,658)	(75,720)

			5,564,342	3,444,280

Foreign currencies:
Floating rates debentures in foreign currencies	Libor3M + 0.98 and others		4,990,913	5,275,393
Fixed rates debentures in foreign currencies	1.58~15.83		17,946,581	13,761,407

			22,937,494	19,036,800
Gain on valuation of fair value hedged items, net			345,931	304,302

			23,283,425	19,341,102
Discounts on debentures, net			(55,954)	(38,761)

		(Won)	23,227,471	19,302,341

(d) Call money and borrowings in foreign currencies from financial institutions as of June 30, 2009 and December 31, 2008 are as follows:

	2009				2008
	Call money		Borrowings in foreign currencies	Total	Call money	Borrowings in foreign currencies	Total
	(in millions of Won)
Banks	(Won)	450,000	2,536,938	2,986,938	565,729	1,128,209	1,693,938
Others		—	731,021	731,021	—	3,330,361	3,330,361

	(Won)	450,000	3,267,959	3,717,959	565,729	4,458,570	5,024,299

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

(e) The maturities of borrowings and debentures by remaining periods as of June 30, 2009 and December 31, 2008 are as follows:

	2009
	Due in 3 months or less		Due after 3 months to 6 months	Due after 6 months to 1 year	Due after 1 year to 3 years	Due after 3 years	Total
	(in millions of Won)
Borrowings:
Call money	(Won)	450,000	—	—	—	—	450,000
Borrowings in foreign currencies		1,682,170	622,797	659,753	303,239	—	3,267,959

		2,132,170	622,797	659,753	303,239	—	3,717,959

Debentures:
Debentures in local currency		990,000	1,290,000	2,990,000	370,000	—	5,640,000
Debentures in foreign currencies		1,636,775	1,285,658	2,812,485	5,449,516	11,753,060	22,937,494

	(Won)	2,626,775	2,575,658	5,802,485	5,819,516	11,753,060	28,577,494

	2008
	Due in 3 months or less		Due after 3 months to 6 months	Due after 6 months to 1 year	Due after 1 year to 3 years	Due after 3 years	Total
	(in millions of Won)
Borrowings:
Call money	(Won)	565,729	—	—	—	—	565,729
Borrowings in foreign currencies		1,619,855	2,834,430	4,285	—	—	4,458,570

		2,185,584	2,834,430	4,285	—	—	5,024,299

Debentures:
Debentures in local currency		930,000	1,410,000	990,000	190,000	—	3,520,000
Debentures in foreign currencies		1,290,725	845,611	2,462,329	4,512,048	9,926,087	19,036,800

	(Won)	2,220,725	2,255,611	3,452,329	4,702,048	9,926,087	22,556,800

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

10. Other Liabilities

(a) Details of other liabilities as of June 30, 2009 and December 31, 2008 are as follows:

	2009		2008
	(in millions of Won)
Accrued severance benefits (notes 12)	(Won)	30,241	30,936
Less: Transfer to National Pension (note 12)		(2)	(5)
Allowance for acceptances and guarantees (note 11)		524,395	461,376
Allowance for unused loan commitments (note 11)		32,318	35,572
Allowance for others		1,844	1,678
Foreign exchange settlement account-credit		—	262,638
Accounts payables		24,307	151,119
Accrued expenses		535,875	519,216
Unearned revenues		311,766	277,156
Guarantees deposits received		110	110
Derivative liabilities (note 14)		781,809	1,259,067
Sundry liabilities		129,527	121,800

	(Won)	2,372,190	3,120,663

(b) Details of sundry liabilities as of June 30, 2009 and December 31, 2008 are as follows:

	2009		2008
	(in millions of Won)
Suspense receipts	(Won)	127,901	119,249
Taxes withheld		1,619	2,534
Others		7	17

	(Won)	129,527	121,800

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

11. Acceptances, Guarantees and Loan Commitments

(a) Details of acceptances and guarantees as of June 30, 2009 and December 31, 2008 are as follows:

	2009		2008
	(in millions of Won)
Confirmed acceptances and guarantees:
Local currency:
Guarantees for performance of contracts	(Won)	17,585	36,203
Guarantees for repayment of advances		17,930	39,027
Others		123,162	102,175

		158,677	177,405

Foreign currencies:
Guarantees for performance of contracts		4,906,703	4,743,427
Guarantees for repayment of advances		40,747,448	41,420,622
Acceptances for letters of guarantee for importers letter		—	8,531
Acceptances on import credit memorandum		132,270	79,664
Others		2,533,416	2,205,304

		48,319,837	48,457,548

		48,478,514	48,634,953

Unconfirmed acceptances and guarantees:
Letters of credit		162,390	185,322
Guarantees for repayment of advances		33,890,387	41,127,003
Others		1,093,668	938,106

	(Won)	35,146,445	42,250,431

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

(b) As of June 30, 2009 and December 31, 2008, details of allowance for acceptances and guarantees outstanding are as follows:

	2009				2008
	Acceptances and guarantees		Allowance	Ratio (%)	Acceptances and guarantees	Allowance	Ratio (%)
	(in millions of Won)
Confirmed acceptances and guarantees:
Normal	(Won)	47,822,257	312,158	0.65	48,048,213	313,473	0.65
Precautionary		557,032	50,049	8.98	579,331	52,650	9.09
Substandard		24,270	10,569	43.55	—	—	—
Doubtful		4,491	2,287	50.92	7,409	3,506	47.32
Estimated loss		70,464	70,463	100.00	—	—	—

		48,478,514	445,526	0.92	48,634,953	369,629	0.76

Unconfirmed acceptances and guarantees:
Normal		34,771,166	61,896	0.18	41,749,643	73,765	0.18
Precautionary		352,742	12,457	3.53	500,722	17,969	3.59
Doubtful		29	14	48.28	66	13	19.70
Estimated loss		22,508	4,502	20.00	—	—	—

		35,146,445	78,869	0.22	42,250,431	91,747	0.22

	(Won)	83,624,959	524,395	0.63	90,885,384	461,376	0.51

(c) Changes in allowance for acceptances and guarantees for the six-month period and years ended June 30, 2009 and December 31, 2008 are as follows:

	2009		2008
	(in millions of Won)
Beginning balance	(Won)	461,376	300,956
Provision for allowance for possible losses		58,461	59,489
Changes in foreign exchange rates and others		4,558	100,931

Ending balance	(Won)	524,395	461,376

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

(d) Acceptances and guarantees classified by industry as of June 30, 2009 and December 31, 2008 are as follows:

	2009
	Confirmed			Unconfirmed		Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees	Ratio (%)	Acceptances and guarantees	Ratio (%)
	(in millions of Won)
Manufacturing	(Won)	42,228,342	87.11	33,958,391	96.62	76,186,733	91.11
Construction		3,963,003	8.17	274,871	0.78	4,237,874	5.07
Finance and insurance		564,459	1.16	40,423	0.12	604,882	0.72
Wholesale and retail		276,960	0.57	26,465	0.08	303,425	0.36
Service		519,073	1.07	56,610	0.16	575,683	0.69
Others		926,677	1.91	789,685	2.25	1,716,362	2.05

	(Won)	48,478,514	100.00	35,146,445	100.00	83,624,959	100.00

	2008
	Confirmed			Unconfirmed		Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees	Ratio (%)	Acceptances and guarantees	Ratio (%)
	(in millions of Won)
Manufacturing	(Won)	42,907,630	88.22	40,533,776	95.94	83,441,406	91.81
Construction		3,902,748	8.03	712,377	1.69	4,615,125	5.08
Finance and insurance		608,218	1.25	6,221	0.01	614,439	0.68
Wholesale and retail		292,720	0.60	21,064	0.05	313,784	0.34
Service		266,291	0.55	59,364	0.14	325,655	0.36
Others		657,346	1.35	917,629	2.17	1,574,975	1.73

	(Won)	48,634,953	100.00	42,250,431	100.00	90,885,384	100.00

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

(e) Acceptances and guarantees classified by risk-possessive country as of June 30, 2009 and December 31, 2008 are as follows:

	2009
	Confirmed			Unconfirmed		Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees	Ratio (%)	Acceptances and guarantees	Ratio (%)
	(in millions of Won)
Asia:
Korea	(Won)	47,405,604	97.79	34,293,727	97.57	81,699,331	97.70
India		227,898	0.47	242,076	0.69	469,974	0.56
Yemen		174,634	0.36	30,918	0.09	205,552	0.25
Hong Kong		77,082	0.16	—	—	77,082	0.09
Iran		62,209	0.13	1,885	0.01	64,094	0.08
Japan		1,589	0.00	—	—	1,589	0.00
Uzbekistan		—	—	54,818	0.16	54,818	0.07
Kazakhstan		—	—	875	0.00	875	0.00

		47,949,016	98.91	34,624,299	98.51	82,573,315	98.74

Europe:
France		124,158	0.26	215,605	0.61	339,763	0.41
England		53,603	0.11	—	—	53,603	0.06
Turkey		50,625	0.10	—	—	50,625	0.06
Greece		20,732	0.04	107,738	0.31	128,470	0.15
Russia		—	—	5,284	0.02	5,284	0.01

		249,118	0.51	328,627	0.94	577,745	0.69

America:
Peru		102,878	0.21	70,557	0.20	173,435	0.21
Mexico		49,777	0.10	170	0.00	49,947	0.06

		152,655	0.31	70,727	0.20	223,382	0.27

Africa:
Madagascar		127,725	0.26	122,792	0.35	250,517	0.30

	(Won)	48,478,514	100.00	35,146,445	100.00	83,624,959	100.00

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

	2008
	Confirmed			Unconfirmed		Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees	Ratio (%)	Acceptances and guarantees	Ratio (%)
	(in millions of Won)
Asia:
Korea	(Won)	47,628,026	97.93	41,316,534	97.79	88,944,560	97.86
India		177,661	0.37	289,703	0.69	467,364	0.51
Yemen		146,446	0.30	54,754	0.13	201,200	0.22
Hong Kong		100,600	0.21	—	—	100,600	0.12
Iran		62,599	0.12	1,845	0.00	64,444	0.07
Japan		8,961	0.02	—	—	8,961	0.01
Uzbekistan		—	—	650	0.00	650	0.00

		48,124,293	98.95	41,663,486	98.61	89,787,779	98.79

Europe:
France		74,920	0.15	257,649	0.61	332,569	0.37
Greece		19,387	0.04	106,363	0.25	125,750	0.14
Turkey		53,093	0.11	—	—	53,093	0.06
England		24,740	0.05	—	—	24,740	0.02
Ukraine		—	—	13,606	0.03	13,606	0.01

		172,140	0.35	377,618	0.89	549,758	0.60

America:
Peru		80,794	0.16	88,968	0.22	169,762	0.19
USA		80,937	0.17	—	—	80,937	0.09
Mexico		51,768	0.11	167	0.00	51,935	0.06

		213,499	0.44	89,135	0.22	302,634	0.34

Africa:
Madagascar		125,021	0.26	120,192	0.28	245,213	0.27

	(Won)	48,634,953	100.00	42,250,431	100.00	90,885,384	100.00

(f) The ratio of allowance for acceptances and guarantees for the recent three periods are as follows:

	2009.06.30		2008.12.31	2007.12.31
	(in millions of Won)
Acceptances and guarantees subject to allowances	(Won)	83,624,959	90,885,384	62,789,177
Allowances		524,395	461,376	300,956

Ratio (%)		0.63	0.51	0.48

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

(g) Details of unused loan commitments and related allowances as of June 30, 2009 and December 31, 2008 are as follows:

	2009		2008
	(in millions of Won)
Unused line of credit for loan commitments	(Won)	8,650,868	9,369,833
Allowances		32,318	35,572

Ratio (%)		0.37	0.38

(h) Changes in allowances for loan commitments for the six-month period and years ended June 30, 2009 and December 31, 2008, are as follows:

	2009		2008
	(in millions of Won)
Beginning balance	(Won)	35,572	35,491
Reversal of allowance		(4,156)	(11,081)
Changes in foreign exchange rates and others		902	11,162

Ending balance	(Won)	32,318	35,572

12. Retirement and Severance Benefits

Changes in retirement and severance benefits for six-month period and year ended June 30, 2009 and December 31, 2008, respectively, are as follows:

	2009
	Beginning balance		Provision	Payment	Ending balance
	(in millions of Won)
Retirement and severance benefits	(Won)	30,936	3,016	3,711	30,241
National Pension Fund		(5)	—	(3)	(2)

	(Won)	30,931	3,016	3,708	30,239

	2008
	Beginning balance		Provision	Payment	Ending balance
	(in millions of Won)
Retirement and severance benefits	(Won)	30,096	5,972	5,132	30,936
National Pension Fund		(8)	—	(3)	(5)

	(Won)	30,088	5,972	5,129	30,931

13. Shareholders’ Equity

(a) Capital Stock

As of June 30, 2009, the authorized capital and paid-in capital of the Bank are (Won)8,000,000 million and (Won)5,008,755 million, respectively. The Bank’s capital has increased by (Won)300,000 million, (Won)500,000 million and (Won)250,000 million due to the Government’s contributions on January 2, 2009, March 23, 2009 and May 13, 2009, respectively. The Bank does not issue physical share certificates.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

(b) Retained Earnings

i) Legal Reserve

Pursuant to the EXIM Bank Act, the Bank appropriates twenty percent of net earnings for each accounting period as legal reserve until the accumulated reserve equals to its paid-in capital.

ii) Voluntary Reserve

The Bank appropriates the remaining balance of net earnings, after the appropriation of legal reserve and declaration of dividends, to voluntary reserve.

14. Commitments and Contingencies

(a) Details of other commitments as of June 30, 2009 and December 31, 2008 are as follows:

	2009		2008
	(in millions of Won)
Confirmed acceptances and guarantees	(Won)	48,478,514	48,634,953
Unconfirmed acceptances and guarantees		35,146,445	42,250,431
Unused loan commitments		8,348,367	9,061,278
Other commitments		302,500	308,555
Written-off loans		—	183,322

	(Won)	92,275,826	100,438,539

(b) Litigations

As of June 30, 2009, six lawsuits were filed by the Bank with the aggregate claim. The Bank’s management expects that the ultimate losses as a result of these lawsuits would not have a significant effect on the Bank’s financial position or result of operation.

(c) Sale of the Shares of Korea Exchange Bank (“KEB”)

The Bank sold 30,865,792 shares of Korea Exchange Bank (“KEB”) to LSF-KEB Holdings, SCA (“LSF”) on October 30, 2003 at (Won)5,400 per share. LSF exercised its call option, which was issued by the Bank in relation to the aforementioned sales transaction, and additionally purchased 49,134,208 shares of KEB at (Won)8,487.50 per share in the prior fiscal year.

In addition to the above transactions, under the mutual agreement between the Bank and LSF, the Bank has right to ask LSF (Tag) or be asked by LSF (Drag) for selling the Bank’s remaining holding shares of KEB to a counterparty at the same condition of LSF’s sale.

(d) MTN and CP programs

The Bank established a US$15,000,000 thousand Global Medium Term Note Program (the “GMTN”) on April 14, 2008, and US$4,000,000 thousand and US$2,000,000 thousand Commercial Paper programs on May 14, 1997 and May 16, 1997, respectively.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

(e) Restructuring Program

Loans to companies identified for reorganization as a result of the credit banks’ credit risk evaluation announced for the period ended June 30, 2009 amount to (Won)329,004 million and the corresponding allowance for loan losses amounts to (Won)145,070 million. Additional loss on such loans may be incurred in the course of the reorganization process.

(f) Details of derivative transactions as of, and for the six-month period and years ended June 30, 2009 and December 31, 2008 are as follows:

	2009
	Unsettled notional amount				Valuation gain (loss) - (I/S)			Fair value (B/S) - assets (liabilities)
	Total		Hedging purpose	Hedge accounting purpose	Total	Hedging purpose	Hedge accounting purpose
	(in millions of Won)
Currency forwards	(Won)	1,164,413	1,164,413	—	4,857 (11,624)	4,857 (11,624)	— —	4,857 (11,624)
Currency swaps		15,523,671	9,251,505	6,272,166	345,408 (121,418)	87,521 (47,254)	257,887 (74,164)	526,312 (404,836)
Interest rate swaps		11,730,043	1,025,374	10,704,669	240,407 (57,989)	12,187 (1,296)	228,220 (56,693)	137,965 (365,349)

	(Won)	28,418,127	11,441,292	16,976,835	590,672 (191,031)	104,565 (60,174)	486,107 (130,857)	669,134 (781,809)

	2008
	Unsettled notional amount				Valuation gain (loss) - (I/S)			Fair value (B/S) - assets (liabilities)
	Total		Hedging purpose	Hedge accounting purpose	Total	Hedging purpose	Hedge accounting purpose
	(in millions of Won)
Currency forwards	(Won)	951,051	951,051	—	9,738 (64,693)	9,738 (64,693)	—	9,738 (64,693)
Currency swaps		8,373,476	2,952,784	5,420,692	314,648 (668,729)	131,917 (222,710)	182,731 (446,019)	453,087 (624,575)
Interest rate swaps		7,142,979	995,546	6,147,433	148,967 (477,967)	5,115 (31,686)	143,852 (446,281)	165,399 (569,799)

	(Won)	16,467,506	4,899,381	11,568,125	473,353 (1,211,389)	146,770 (319,089)	326,583 (892,300)	628,224 (1,259,067)

The Bank holds derivative instruments to hedge the interest rate and foreign exchange risks derived from its loan, debentures and borrowing activities. The notional amounts of unsettled derivative contracts and valuation gain or loss for hedge accounting purpose in the above table represent the derivative instruments accounted for using hedge accounting pursuant to the Interpretations on Financial Accounting Standards 53-70 “Accounting for Derivatives.”

Hedged items, for fair value hedge accounting purpose, consist of loans, debentures and borrowings. The Bank recognized losses of (Won) 202,002 million and (Won) 35,545 million from the hedged items, loans and debentures, in the income statement, respectively, for the six-month period ended June 30, 2009.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

15. Interest Income and Expense

Average balances of the interest bearing asset and liability, and the related interest income and expense as of and for the six-month period and years ended June 30, 2009 and 2008, are as follows:

	2009			2008
	Average balance		Interest income / expense	Average balance	Interest income / expense
	(in millions of Won)
Interest bearing assets:
Loans	(Won)	37,593,986	740,374	23,670,955	607,228
Due from banks		572,215	8,871	157,681	4,925
Securities		—	—	1	—

		38,166,201	749,245	23,828,637	612,153

Interest bearing liabilities:
Call money		559,327	5,161	335,412	7,685
Borrowings		4,250,376	97,990	2,978,659	62,736
Debentures		27,915,960	596,855	17,040,562	410,967

	(Won)	32,725,663	700,006	20,354,633	481,388

16. General and Administrative Expense

Details of general and administrative expense for the six-month period and years ended June 30, 2009 and 2008 are as follows:

	2009		2008
	(in millions of Won)
Financial management expenses:
Salaries and wages	(Won)	29,642	28,683
Others		16,004	14,227

		45,646	42,910

Funds management expenses		287	246

Other general and administrative expenses:
Severance benefits (note 12)		3,016	2,645
Special severance benefits		—	332
Depreciation (note 7)		1,587	1,567
Amortization expense of intangible assets (note 8)		520	1,170
Taxes and dues		2,089	175
Fund contributions		4,523	4,523

		11,735	10,412

	(Won)	57,668	53,568

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

17. Income Taxes

(a) The components of Income tax expense the six month periods ended June 30, 2009 and 2008 are as follows:

	2009		2008
	(in millions of Won)
Income tax—current	(Won)	20,323	19,285
Changes in deferred tax arising from temporary differences		79,761	32,576
Deferred tax expense adjusted to equity		(76,943)	11,738

Income tax expense	(Won)	23,141	63,599

(b) The reconciliation of income before income taxes and taxable income for the six month periods ended June 30, 2009 and 2008 are as follows:

	2009		2008
	(in millions of Won)
Net income before income tax	(Won)	92,022	240,570
Tax liability according to applicable rates		22,257	66,156
Adjustment
Tax-exempt benefits		(10)	(2,622)
Non-deduction expense		1,145	109
Tax effects of tax rate change		(260)	—
Adjustment of income tax final return		9	(44)

Income tax expense	(Won)	23,141	63,599

Effective tax rate (%)		25.15	26.44

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

(c) Changes in significant accumulated temporary differences and tax effects for the for the six-month period and years ended June 30, 2009 and December 31, 2008 were as follows:

	2009
	Beginning balance		Decrease	Increase	Ending balance
	(in millions of Won)
Temporary differences:
Loss (gain) on fair value hedges	(Won)	(217,313)	(236,929)	—	19,616
Depreciation		4,018	—	233	4,251
Retirement and severance benefits		21,557	—	1,872	23,429
Allowance for loan losses		303,380	—	37,422	340,802
Gain on valuation of equity method accounted investments		(24,316)	—	(7,315)	(31,631)
Loss on valuation of derivatives		630,843	518,168	—	112,675
Gain on valuation of derivatives		(256,923)	(212,786)	—	(44,137)
Available-for-sale securities (KEB)		(118,985)	—	—	(118,985)
Debt-to-equity swap		68,603	2,723	—	65,880
Allowance for acceptances and guarantees		461,375	—	63,020	524,395
Allowance for unused loan commitments		35,572	3,254	—	32,318
Deferred loan origination fees		59,216	—	3,073	62,289
Others		19,049	36,212	—	(17,163)

Total temporary differences	(Won)	986,076	110,642	98,305	973,739

Tax effects of temporary differences
The deferred tax effects that were directly charged to equity					(91,954)

Deferred income tax assets					127,279

	2008
	Beginning balance		Decrease	Increase	Ending balance
	(in millions of Won)
Temporary differences:
Loss (gain) on fair value hedges	(Won)	(92,376)	124,937	—		(217,313)
Depreciation		3,108	—	910		4,018
Retirement and severance benefits		19,244	—	2,313		21,557
Allowance for loan losses		268,000	—	35,380		303,380
Gain on valuation of equity method accounted investments		(22,032)	2,284	—		(24,316)
Loss on valuation of derivatives		77,850	—	552,993		630,843
Gain on valuation of derivatives		(33,667)	223,256	—		(256,923)
Available-for-sale securities (KEB)		(114,692)	4,293	—		(118,985)
Debt-to-equity swap		83,954	15,351	—		68,603
Allowance for acceptances and guarantees		300,956	—	160,419		461,375
Allowance for unused loan commitments		35,491	—	81		35,572
Deferred loan origination fees		—	—	59,216		59,216
Others		18,295	—	754		19,049

Total temporary differences	(Won)	544,131	370,121	812,066		986,076

Tax effects of temporary differences						222,051
The deferred tax effects that were directly charged to equity						(15,011)

Deferred income tax assets					(Won)	207,040

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

(d) The deferred tax assets and liabilities that were directly charged or credited to equity for the six-month period and years ended June 30, 2009 and 2008 are as follows:

	2009			2008
	Amount		Deferred Income Tax Assets (Liabilities)	Amount	Deferred Income Tax Assets (Liabilities)
	(in millions of Won)
Valuation gain on available-for-sale securities	(Won)	346,951	(76,329)	(44,647)	12,278
Valuation gain on equity securities accounted for by the equity method		2,792	(614)	(3,261)	897

	(Won)	349,743	(76,943)	(47,908)	13,175

18. Foreign Currency Denominated Assets and Liabilities

(a) Details of assets denominated in foreign currencies as of June 30, 2009 and December 31, 2008 are as follows:

	2009		2008
	In foreign currency (USD)	In local currency (Won)	In foreign currency (USD)	In local currency (Won)
	(In thousands of USD and in millions of Won)
Due from banks	42,658	54,803	19,804	24,903
Securities accounted for equity method	94,978	122,018	81,165	102,066
Call loans	791,468	1,016,799	1,070,223	1,345,805
Bills bought	389,699	500,647	376,183	473,050
Loans	20,617,077	26,486,759	19,422,814	24,424,188
Advance for customers	23,407	30,071	2,010	2,527

	21,959,287	28,211,097	20,972,199	26,372,539

(b) Details of liabilities denominated in foreign currencies as of June 30, 2009 and December 31, 2008 are as follows:

	2009		2008
	In foreign currency (USD)	In local currency (Won)	In foreign currency (USD)	In local currency (Won)
	(In thousands of USD and in millions of Won)
Call money	—	—	317,876	399,729
Borrowings	2,543,753	3,267,959	3,545,583	4,458,570
Debentures	18,080,074	23,227,471	15,138,608	19,036,800

	20,623,827	26,495,430	19,002,067	23,895,099

Foreign currencies other than U.S. Dollar are translated into U.S. dollar equivalent amounts at the exchange rates published by Seoul Money Brokerage Services, Ltd. (see note 2).

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

19. Comprehensive Income

Comprehensive income for the six-month period and years ended June 30, 2009 and 2008 was as follows:

	2009		2008
	(in millions of Won)
Net income	(Won)	68,881	176,971
Other comprehensive income:
Unrealized gain (loss) on available-for-sale securities		270,622	(32,369)
Unrealized holding loss on equity method accounted investment securities.		2,178	(2,364)

Comprehensive income	(Won)	341,681	142,238

20. Related Party Transactions

(a) The Bank has the following related parties, which are all consolidating subsidiaries, as of June 30, 2009 and December 31, 2008.

			Capital
	No. of shares	Ownership (%)	2009		2008
			(in millions of Won)
KEXIM Bank UK Limited	20,000,000	100.00	(Won)	36,353	36,353
KEXIM Vietnam Leasing Co.	—	100.00		16,348	16,348
PT. KOEXIM Mandiri Finance	442	85.00		5,970	5,970
KEXIM Asia Limited	30,000,000	100.00		37,725	37,725

(b) Significant balances and transactions with the related parties as of and for the six-month period ended June 30, 2009 are as follows:

	Loans in foreign currencies		Call loans	Total
	(in millions of Won)
Assets
KEXIM Bank UK Limited	(Won)	89,929	218,399	308,328
KEXIM Vietnam Leasing Co.		80.936	—	80,936
PT. KOEXIM Mandiri Finance		127,442	—	127,442
KEXIM Asia Limited		141,317	74,695	216,012

	(Won)	358,759	293,094	651,863

	Borrowing in foreign currencies		Debentures in foreign currencies	Total
	(in millions of Won)
Liabilities
KEXIM Bank UK Limited	(Won)	—	6,424	6,424

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

	Interest income		Interest expenses	Commission income
	(in millions of Won)
Transactions
KEXIM Bank UK Limited	(Won)	1,334	184	—
KEXIM Vietnam Leasing Co.		939	—	—
PT. KOEXIM Mandiri Finance		2,075	—	—
KEXIM Asia Limited		2,399	145	10

	(Won)	6,747	329	10

(c) Significant balances and transactions with the related parties as of December 31, 2008 and for the six-month period ended June 30, 2008, respectively, are as follows:

	Loans in foreign currencies		Call loans	Total
	(in millions of Won)
Assets
KEXIM Bank UK Limited	(Won)	12,575	243,955	256,530
KEXIM Vietnam Leasing Co.		84,253	—	84,253
PT. KOEXIM Mandiri Finance		122,229	—	122,229
KEXIM Asia Limited		106,888	82,199	189,087

	(Won)	325,945	326,154	652,099

	Borrowing in foreign currencies		Debentures in foreign currencies	Total
	(in millions of Won)
Liabilities
KEXIM Bank UK Limited	(Won)	—	6,288	6,288
KEXIM Asia Limited		27,878	—	27,878

	(Won)	27,878	6,288	34,166

	Interest income		Interest expenses	Commission income
	(in millions of Won)
Transactions
KEXIM Bank UK Limited	(Won)	2,628	138	37
KEXIM Vietnam Leasing Co.		1,480	—	3
PT. KOEXIM Mandiri Finance		1,978	—	—
KEXIM Asia Limited		2,193	—	10

	(Won)	8,279	138	50

21. Statements of Cash Flows

(a) The Bank prepares the statements of cash flows using the indirect method. The cash flows from the Bank’s major business activities including loans and investments in securities related transactions are classified as operating activities while the cash flows from borrowing activities are classified as financing activities.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

(b) Due from banks in the statements of cash flows as of June 30, 2009 and 2008 are as follows:

	2009		2008
	(in millions of Won)
Due from banks in local currency	(Won)	580,846	439,803
Due from banks in foreign currencies		54,803	45,219

	(Won)	635,649	485,022

(c) Significant transactions not involving cash inflows or outflows for the six-month period and years ended June 30, 2009 and 2008 are as follows:

	2009		2008
	(in millions of Won)
Change in gain on valuation of available-for-sale securities	(Won)	(270,622)	(32,369)
Change in unrealized holding loss on equity method investment securities		(2,177)	(2,364)
Capital injection by securities.	(Won)	500,000	—

22. Employee Welfare

The Bank provides employee welfare programs including housing loans, cafeteria, scholarship, medical insurance, worker’s compensation, gym and recreational facilities. The Bank’s expenses on the employee welfare programs for the six-month period and years ended June 30, 2009 and 2008 are as follows:

	2009		2008
	(in millions of Won)
Meal expenses	(Won)	45	47
Medical expenses		29	28
Fringe benefits		3,579	3,113
Healthcare expenses		273	137

	(Won)	3,926	3,325

23. Computation of Value-added

Information required for the computation of value-added for the six-month period and years ended June 30, 2009 and 2008 are as follows:

	2009		2008
	(in millions of Won)
Salaries and wages	(Won)	29,642	28,683
Rent expenses		379	268
Depreciation		1,587	1,567
Amortization expense for intangible assets		520	1,170
Taxes and dues		2,089	175

	(Won)	34,217	31,863

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

June 30, 2009

(Unaudited)

24. Planning and Adoption of K-IFRS (International Financing Reporting Standards

The Financial Supervisory Commission announced roadmap for the adoption of K-IFRS in March 2007, and the Company subsequently plans to issue financial statements prepared in accordance with K-IFRS from 2011. In August 2007 the Bank organized a Task Force Team to conduct internal training, and in August of 2008 the Bank engaged with external advisors to analyze the main differences between IFRS and K-IFRS. The areas of accounting under the current financial statements for which the application of K-IFRS is expected to give rise to significant differences include loss provisions, financial instruments, property and equipment, intangible assets and employee benefits, among others. Since August, 2009, the Bank will be making changes to required accounting and reporting procedures and systems to be satisfied with timely issuance of financial statements in accordance with K-IFRS.

THE REPUBLIC OF KOREA

Government and Politics

Relations with North Korea

On May 25, 2009, North Korea announced that it had successfully conducted a second nuclear test and test-fired three short-range, surface-to-air missiles. In response, the United Nations Security Council unanimously passed a resolution on June 12, 2009 that condemned North Korea for the nuclear test and tightened sanctions against North Korea. In addition, there recently has been increased uncertainty with respect to the future of North Korea’s political leadership and concern regarding its implications for economic and political stability in the region.

There can be no assurance that the level of tension on the Korean peninsula will not escalate in the future. Any further increase in tension, which may occur, for example, if North Korea experiences a leadership crisis, high-level contacts between Korea and North Korea break down or military hostilities occur, could have a material adverse effect on the Republic’s economy.

The Economy

Gross Domestic Product

Based on preliminary data, GDP growth in 2009 was 0.2% at chained 2005 year prices, as aggregate private and general government consumption expenditures increased by 1.3% but gross domestic fixed capital formation decreased by 0.9%, each compared with 2008.

Prices, Wages and Employment

The inflation rate was 2.8% in 2009. The unemployment rate was 3.6% in 2009.

The Financial System

Securities Markets

The following table shows the value of the Korea Composite Stock Price Index as of the dates indicated.

April 30, 2009	1,369.4
May 29, 2009	1,395.9
June 30, 2009	1,390.1
July 31, 2009	1,557.3
August 31, 2009	1,591.9
September 30, 2009	1,673.1
October 31, 2009	1,580.7
November 30, 2009	1,555.6
December 31, 2009	1,682.8
January 29, 2010	1,602.4
February 26, 2010	1,594.6

Monetary Policy

Foreign Exchange

The following table sets forth the basic exchange rate between the Won and the U.S. Dollar (in Won per one U.S. Dollar) as announced by the Seoul Money Brokerage Service Ltd. on each of the dates indicated.

April 30, 2009	1,348.0
May 29, 2009	1,272.9
June 30, 2009	1,284.7
July 31, 2009	1,240.5
August 31, 2009	1,244.9
September 30, 2009	1,188.7
October 31, 2009	1,200.6
November 30, 2009	1,167.4
December 31, 2009	1,167.6
January 29, 2010	1,156.5
February 26, 2010	1,158.4

Balance of Payments and Foreign Trade

Balance of Payments

Based on preliminary data, the Republic recorded a current account surplus of approximately US$42.7 billion in 2009 compared with a current account deficit of US$5.8 billion in 2008, primarily due to an increase in surplus from the goods account.

Trade Balance

Based on preliminary data, the Republic recorded a trade surplus of US$40.5 billion in 2009. Exports decreased by 13.9% to US$363.5 billion and imports decreased by 25.8% to US$323.1 billion from US$422.0 billion of exports and US$435.3 billion of imports, respectively, in 2008.

Foreign Currency Reserves

The amount of the Government’s foreign currency reserves was US$273.7 billion as of January 31, 2010.

DESCRIPTION OF THE NOTES

The following is a description of some of the terms of the Notes we are offering. Since it is only a summary, we urge you to read the fiscal agency agreement described below and the form of global note before deciding whether to invest in the Notes. We have filed a copy of these documents with the U.S. Securities and Exchange Commission as exhibits to the registration statement no. 333-156218.

The general terms of our Notes are described in the accompanying prospectus. The description in this prospectus supplement further adds to that description or, to the extent inconsistent with that description, replaces it.

Governed by Fiscal Agency Agreement

We will issue the Notes under the fiscal agency agreement, dated as of August 1, 1991, between us and The Bank of New York Mellon (formerly known as The Bank of New York) (as successor to JPMorgan Chase Bank, N.A.), as fiscal agent, as amended or supplemented from time to time (the “Fiscal Agency Agreement”). The fiscal agent will maintain a register for the Notes.

Payment of Principal and Interest

The Notes are initially limited to US$1,000,000,000 aggregate principal amount and will mature on September 9, 2015 (the “Maturity Date”). The Notes will bear interest at the rate of 4.125% per annum, payable semi-annually in arrears on March 9 and September 9 of each year (each an “Interest Payment Date”). The first interest payment on the Notes will be made on September 9, 2010 in respect of the period from (and including) March 9, 2010 to (but excluding) September 9, 2010. Interest on the Notes will accrue from March 9, 2010. If any Interest Payment Date or the Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on the Interest Payment Date or the Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York or Seoul are authorized or required by law or executive order to remain closed.

We will pay interest to the person who is registered as the owner of a Note at the close of business on the fifteenth day (whether or not a business day) preceding such Interest Payment Date. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will make principal and interest payments on the Notes in immediately available funds in U.S. dollars.

Denomination

The Notes will be issued in minimum denominations of US$100,000 principal amount and integral multiples of US$1,000 in excess thereof.

Redemption

We may not redeem the Notes prior to maturity. At maturity, we will redeem the Notes at par.

Form and Registration

We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of and deposited with the custodian for DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”) if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream.”

The fiscal agent will not charge you any fees for the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, we will appoint and maintain a paying and transfer agent in Singapore, where the certificates representing Notes may be presented or surrendered for payment or redemption (if required), in the event that we issue the Notes in definitive form in the limited circumstances set forth in the accompanying prospectus. In addition, an announcement of such issue will be made through the SGX-ST. Such announcement will include all material information with respect to the delivery of the definitive Notes, including details of the paying and transfer agent in Singapore.

Notices

While the Notes are represented by the global note deposited with the custodian for DTC, notices to holders may be given by delivery to DTC, and such notices will be deemed to be given on the date of delivery to DTC. The fiscal agent may also mail notices by first-class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the fiscal agent maintains. The fiscal agent will only mail these notices to the registered holder of the Notes. You will not receive notices regarding the Notes directly from us unless we reissue the Notes to you in fully certificated form.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

CLEARANCE AND SETTLEMENT

We have obtained the information in this section from sources we believe to be reliable, including DTC, Euroclear and Clearstream. We accept responsibility only for accurately extracting information from such sources. DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither we nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures. Nor will we or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers Inc.

Euroclear and Clearstream

Like DTC, Euroclear and Clearstream hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Participants in Euroclear and Clearstream are financial institutions such as underwriters, securities brokers and dealers, banks and trust companies. Some of the underwriters participating in this offering are participants in Euroclear or Clearstream. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream participant.

Ownership of Notes through DTC, Euroclear and Clearstream

We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the Notes. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may also hold your beneficial interests in the Notes through Euroclear or Clearstream, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold their participants’ beneficial interests in the global notes in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream in turn will hold such interests in their customers’ securities accounts with DTC.

We and the fiscal agent generally will treat the registered holder of the Notes, initially Cede & Co., as the absolute owner of the Notes for all purposes. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the global notes, you must rely on the procedures of the institutions through which you hold your interests in the Notes, including DTC, Euroclear, Clearstream and their respective participants, to exercise any of the rights granted to holders of Notes. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of the global notes, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action. The participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants, or persons holding beneficial interests in the Notes through such participants, to exercise any rights of a holder or take any actions that a holder is entitled to take under the fiscal agency agreement or the Notes. Euroclear’s or Clearstream’s ability to take actions as holder under the Notes or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

Transfers Within and Between DTC, Euroclear and Clearstream

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the Notes among themselves in the ordinary way according to DTC rules. Participants will pay for such transfers by wire transfer. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Trading Between Euroclear and/or Clearstream Participants

Participants in Euroclear and Clearstream will transfer interests in the Notes among themselves according to the rules and operating procedures of Euroclear and Clearstream.

Trading Between a DTC Seller and a Euroclear or Clearstream Purchaser

When the Notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream participant, the purchaser must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to receive the Notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the Notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the Notes to Euroclear or Clearstream, Euroclear or Clearstream will credit the Notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream will need to make funds available to Euroclear or Clearstream to pay for the Notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream until the Notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream to draw on the line of credit to finance settlement for the Notes. Under this procedure, Euroclear or Clearstream would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the Notes were credited to the participant’s account. However, interest on the Notes would accrue from the value date. Therefore, in many cases the interest income on Notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the Notes can use its usual procedures for transferring global securities to the depositories of Euroclear or Clearstream for the benefit of Euroclear or Clearstream participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Finally, day traders who use Euroclear or Clearstream and who purchase Notes from DTC participants for credit to Euroclear participants or Clearstream participants should note that these trades will automatically fail unless one of three steps is taken:

•

borrowing through Euroclear or Clearstream for one day, until the purchase side of the day trade is reflected in the day trader’s Euroclear or Clearstream account, in accordance with the clearing system’s customary procedures;

•

borrowing the Notes in the United States from DTC participants no later than one day prior to settlement, which would allow sufficient time for the Notes to be reflected in the Euroclear or Clearstream account in order to settle the sale side of the trade; or

•

staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream participant.

Trading Between a Euroclear or Clearstream Seller and a DTC Purchaser

Due to time-zone differences in their favor, Euroclear and Clearstream participants can use their usual procedures to transfer Notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to credit the Notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream participant selling the Notes has a line of credit with Euroclear or Clearstream and elects to be in debit for the Notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that period.

Settlement in other currencies between DTC and Euroclear and Clearstream is possible using free-of-payment transfers to move the Notes, but funds movement will take place separately.

TAXATION

Korean Taxation

Tax on Interest Payments

Interest on “foreign currency denominated bonds” paid to non-residents is exempt from income tax and corporation tax (whether payable by withholding or otherwise) pursuant to the Special Tax Treatment Control Law (the “STTCL”). The term “foreign currency denominated bonds” in this context is not defined under the STTCL. Although there is no Korean court precedent directly on point and therefore, the courts and the tax authorities may take a different view, in the opinion of Hwang Mok Park, our Korean counsel, the Notes qualify as “foreign currency denominated bonds” under the STTCL, and the interest payable under the Notes (as provided for in the terms and conditions of the Notes, subject to adjustment of original issue discount or premium, if any) to you will be exempt from Korean income tax and corporation tax (whether payable by withholding or otherwise) by virtue of Article 21(1)(i) of the STTCL.

If not exempt under the STTCL, the rate of income tax or corporation tax applicable to the interest on the Notes, for you, is currently 14%. In addition, a tax surcharge, called a residents’ tax, is imposed at the rate of 10% of the income or corporation tax (raising the total tax rate to 15.4%).

The tax rates may be reduced by applicable tax treaty, convention or agreement between Korea and the country of the recipient of the interest. The relevant tax treaties are discussed under “Taxation—Korean Taxation—Tax Treaties” in the accompanying prospectus.

Tax on Capital Gains

You will not be subject to any Korean income or withholding taxes in connection with the sale, exchange or other disposition of the Notes, provided that the disposition does not involve a transfer of the Notes to a resident of Korea (or the Korean permanent establishment of a non-resident). In addition, the STTCL exempts you from Korean taxation on any capital gains that you earn from the transfer of the Notes outside of Korea; provided that the offering of the Notes is deemed to be an overseas issuance for the purpose of the STTCL. If you sell or otherwise dispose of the Notes to a Korean resident or such disposition or sale is made within Korea, any gain realized on the transaction will be taxable at ordinary Korean withholding tax rates at the lower of 22% (including resident surtax) of net gain (subject to the production of satisfactory evidence of the acquisition costs and certain direct transaction costs) or 11% (including resident surtax) of gross sale proceeds with respect to transactions, unless an exemption is available under an applicable income tax treaty. For example, if you are a resident of the United States for the purposes of the income tax treaty currently in force between Korea and the United States, you are generally entitled to an exemption from Korean taxation in respect of any gain realized on a disposition of the Notes, regardless of whether the disposition is to a Korean resident. For more information regarding tax treaties, see “Taxation—Korean Taxation—Tax Treaties” in the accompanying prospectus.

With respect to computing the above-mentioned 22% withholding taxes on net gain, please note that there is no provision under relevant Korean law for offsetting gains and losses or otherwise aggregating transactions for the purpose of computing the net gain attributable to sales of the Notes. The purchaser of the Notes or, in the case of the sale of the Notes through a securities company in Korea, the securities company through which such sale is effected, is required under Korean law to withhold the applicable amount of Korean tax and make payment thereof to the relevant Korean tax authority. Unless you, as the seller, can claim the benefit of an exemption or a reduced rate of tax under an applicable tax treaty or in the absence of producing satisfactory evidence of your acquisition cost and certain direct transaction cost in relation to the Notes being sold, the purchaser or the securities company, as applicable, must withhold an amount equal to 11% of the gross sale proceeds. Any withheld tax must be paid no later than the tenth day of the month following the month in which the payment for the purchase of the relevant Notes occurred. Failure to timely transmit the withheld tax to the Korean tax authorities technically subjects the purchaser or the securities company to penalties under Korean tax laws.

United States Tax Considerations

Stated interest on the Notes will be treated as qualified stated interest for U.S. federal income tax purposes. Under certain circumstances as described under “Taxation—Korean Taxation” in this prospectus supplement and the accompanying prospectus, a U.S. holder may be subject to Korean withholding tax upon the sale or other disposition of Notes. A U.S. holder eligible for benefits of the Korea-U.S. tax treaty, which exempts capital gains from tax in Korea, would not be eligible to credit against its U.S. federal income tax liability any such Korean tax withheld. U.S. holders should consult their own tax advisers with respect to their eligibility for benefits under the Korea-U.S. tax treaty and, in the case of U.S. holders that are not eligible for treaty benefits, their ability to credit any Korean tax withheld upon sale of the Notes against their U.S. federal income tax liability. For a discussion of additional U.S. federal income tax considerations that may be relevant to you if you invest in the Notes and are a U.S. holder, see “Taxation—United States Tax Considerations” in the accompanying prospectus.

Individual U.S. holders should note that under current law, net long-term capital gains that are recognized during taxable years beginning after December 31, 2010 should remain eligible for a preferred rate of taxation. However, such rate is scheduled to increase from the present 15% maximum U.S. federal income tax rate for net long-term capital gains that is in effect for taxable years beginning on or before December 31, 2010.

UNDERWRITING

Relationship with the Underwriters

We and the underwriters named below (the “Underwriters”) have entered into a Terms Agreement dated March 2, 2010 (the “Terms Agreement”) with respect to the Notes relating to the Underwriting Agreement—Standard Terms (together with the Terms Agreement, the “Underwriting Agreement”) filed as an exhibit to the registration statement. Deutsche Bank AG, Singapore Branch, The Hongkong and Shanghai Banking Corporation Limited, J.P. Morgan Securities Inc., The Royal Bank of Scotland plc, UBS AG, Hana Daetoo Securities Co., Ltd. and Woori Investment & Securities Co., Ltd. are acting as representatives of the Underwriters. Subject to the terms and conditions set forth in the Underwriting Agreement, we have agreed to sell to each of the Underwriters, severally, and each of the Underwriters has severally agreed to purchase, the following principal amount of the Notes set out opposite its name below:

Name of the Underwriters	Principal Amount of the Notes
Deutsche Bank AG, Singapore Branch	US$	194,000,000
The Hongkong and Shanghai Banking Corporation Limited		194,000,000
J.P. Morgan Securities Inc.		194,000,000
The Royal Bank of Scotland plc		194,000,000
UBS AG		194,000,000
Hana Daetoo Securities Co., Ltd.		15,000,000
Woori Investment & Securities Co., Ltd.		15,000,000

Total	US$	1,000,000,000

Under the terms and conditions of the Underwriting Agreement, if the Underwriters take any of the Notes, then the Underwriters are obligated to take and pay for all of the Notes.

The Underwriters initially propose to offer the Notes directly to the public at the offering price described on the cover page. After the initial offering of the Notes, the Underwriters may from time to time vary the offering price and other selling terms.

The Notes are a new class of securities with no established trading market. We have received approval in-principle for the listing of the Notes on the SGX-ST. The Underwriters have advised us that they intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market making activities with respect to the Notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of any trading market for the Notes.

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriters may be required to make in respect of any such liabilities.

In connection with this offering, UBS AG (the “Stabilizing Manager”) or any person acting on its behalf, on behalf of the Underwriters may purchase and sell Notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions. Over-allotment involves sales of Notes in excess of the principal amount of Notes to be purchased by the Underwriters in this offering, which creates a short position for the Underwriters. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Stabilizing Manager may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Manager commences any of these transactions, it may discontinue them at any time, and must discontinue them after a limited period.

The amount of net proceeds is US$991,650,000 after deducting underwriting discounts but not estimated expenses. Expenses associated with this offering are estimated to be US$250,000. The Underwriters have agreed to pay certain of our expenses incurred in connection with the offering of the Notes.

In the ordinary course of their respective businesses, some of the Underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions and other related services with us and our affiliates for which the Underwriters and/or their affiliates have received or may receive customary fees and reimbursement of out-of-pocket expenses.

The Underwriters or certain of their affiliates may purchase the Notes and be allocated Notes for asset management and/or proprietary purposes and not with a view to distribution.

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about March 9, 2010, which we expect will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-l promulgated under the Securities Exchange Act of 1934, as amended, U.S. purchasers are generally required to settle trades in the secondary market in three business days, unless they and the other parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade in the Notes on the date of this prospectus supplement or the next succeeding business day, because the Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement. Purchasers in other countries should consult with their own advisors.

Foreign Selling Restrictions

Each Underwriter has agreed to the following selling restrictions in connection with the offering with respect to the following jurisdictions:

Korea

Each Underwriter has severally represented and agreed that (i) it has not offered, sold or delivered and will not offer, sell or deliver, directly or indirectly, any Notes in Korea or to, or for the account or benefit of, any resident of Korea, except as permitted by applicable Korean laws and regulations; and (ii) any securities dealer to whom it sells Notes will agree that it will not offer any Notes, directly or indirectly, in Korea or to any resident of Korea, except as permitted by applicable Korean laws and regulations, or to any dealer who does not so represent and agree.

United Kingdom

Each Underwriter has severally represented and agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any of the Notes in circumstances in which section 21(1) of the FSMA does not apply to us; and (ii) it has complied, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes, from or otherwise involving the United Kingdom.

Japan

Each Underwriter has severally represented and agreed that the Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended); it will not offer or sell, directly or indirectly, any of the Notes in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Financial Instruments and Exchange Law of

Japan (Law No. 25 of 1948, as amended) and (ii) in compliance with the other relevant laws and regulations of Japan.

Hong Kong

Each Underwriter has severally represented and agreed that:

•

it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

•

it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Singapore

Each Underwriter has severally represented and agreed that this prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”).

Accordingly, each Underwriter severally represents, warrants and agrees that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Each Underwriter further has severally represented and agreed to notify (whether through the distribution of this prospectus supplement and the accompanying prospectus or otherwise) each of the following relevant persons specified in Section 275 of the SFA which has subscribed or purchased Notes from or through that Underwriter, namely a person which is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, that shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 of the SFA except:

(1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer;

(3) by operation of law; or

(4) pursuant to Section 276(7) of the SFA.

LEGAL MATTERS

The validity of the Notes is being passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and by Hwang Mok Park, Seoul, Korea. Certain legal matters will also be passed upon for the Underwriters by Davis Polk & Wardwell LLP, New York, New York. In giving their opinions, Cleary Gottlieb Steen & Hamilton LLP and Davis Polk & Wardwell LLP may rely as to matters of Korean law upon the opinion of Hwang Mok Park.

OFFICIAL STATEMENTS AND DOCUMENTS

Our Chairman and President, in his official capacity, has supplied the information set forth in this prospectus supplement under “Recent Developments—The Export-Import Bank of Korea.” Such information is stated on his authority. The documents identified in the portion of this prospectus supplement captioned “Recent Developments—The Republic of Korea” as the sources of financial or statistical data are derived from official public documents of the Republic and of its agencies and instrumentalities.

GENERAL INFORMATION

We were established in 1976 as a special governmental financial institution pursuant to the Export-Import Bank of Korea Act, as amended. Our corporate registry number is 11235-0000158. Our authorized share capital is (Won)8,000 billion. As of March 2, 2010, our paid-in capital was (Won)5,159 billion.

Our board of directors can be reached at the address of our registered office: c/o 16-1, Youido-dong, Youngdeungpo-gu, Seoul 150-996, The Republic of Korea.

The issue of the Notes has been authorized by our Chairman and President on February 22, 2010. On February 23, 2010, we filed our report on the proposed issuance of the Notes with the Ministry of Strategy and Finance of Korea.

The registration statement with respect to us and the Notes has been filed with the Securities and Exchange Commission in Washington, D.C. under the Securities Act of 1933, as amended. Additional information concerning us and the Notes is contained in the registration statement and post-effective amendments to such registration statement, including their various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1580, 100 F Street N.E., Washington, D.C. 20549, United States.

The Notes have been accepted for clearance through DTC, Euroclear and Clearstream:

CUSIP	ISIN	Common Code
302154 AV1	US302154AV15	049116098

HEAD OFFICE OF THE BANK

16-1, Youido-dong,

Youngdeungpo-gu

Seoul 150-996

Korea

FISCAL AGENT AND PRINCIPAL PAYING AGENT

The Bank of New York Mellon

Global Finance Americas

101 Barclay St, 4E

New York, NY 10286

LEGAL ADVISORS TO THE BANK

as to Korean law	as to U.S. law

Hwang Mok Park	Cleary Gottlieb Steen & Hamilton LLP
Shinhan Building 120 Taepyungro 2-ga, Jung-gu Seoul 100-764 Korea	39th Floor Bank of China Tower One Garden Road Hong Kong

LEGAL ADVISOR TO THE UNDERWRITERS

as to U.S. law

Davis Polk & Wardwell LLP

18th Floor

The Hong Kong Club Building

3A Chater Road

Hong Kong

AUDITOR OF THE BANK

Deloitte Anjin LLC

14F, Hanwha Securities Bldg.

23-5 Youido-dong

Youngdeungpo-gu, Seoul

Korea

SINGAPORE LISTING AGENT

Shook Lin & Bok

1 Robinson Road

#18-00 AIA Tower

Singapore 048542